    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1996

                                                       REGISTRATION NO. 33-64111
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           BEVERLY ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                              95-4100309
(STATE OR OTHER JURISDICTION OF                                (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                         5111 ROGERS AVENUE, SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

            SEE TABLE OF ADDITIONAL CO-REGISTRANTS INCLUDED HEREWITH

                            ------------------------

                             ROBERT W. POMMERVILLE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         5111 ROGERS AVENUE, SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

         GARY OLSON, ESQ.                           MARK C. SMITH, ESQ.
         LATHAM & WATKINS                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
633 WEST FIFTH STREET, SUITE 4000                     919 THIRD AVENUE
  LOS ANGELES, CALIFORNIA 90071                   NEW YORK, NEW YORK 10022
          (213) 485-1234                               (212) 735-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------


     THE REGISTRANT AND THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT AND THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       TABLE OF ADDITIONAL CO-REGISTRANTS

                                                      (STATE OR OTHER
                 (EXACT NAME OF                       JURISDICTION OF
                CO-REGISTRANT AS                     INCORPORATION OR        (I.R.S. EMPLOYER
           SPECIFIED IN ITS CHARTER)                   ORGANIZATION)        IDENTIFICATION NO.)
------------------------------------------------   ---------------------   ---------------------
A.B.C. Health Equipment Corp....................         New York               13-3043192
AdviNet, Inc....................................         Delaware               71-0758986
AGI-Camelot, Inc................................         Missouri               43-1253376
AGI-McDonald County Health Care, Inc............         Missouri               43-1253385
Alliance Health Services, Inc...................         Delaware               22-3226432
Alliance Home Health Care, Inc..................        Connecticut             06-1341698
Amco Medical Service, Inc.......................           Texas                75-1288363
American Transitional Care Centers of Texas,
  Inc...........................................           Texas                76-0298534
American Transitional Care Dallas -- Ft. Worth,
  Inc...........................................           Texas                76-0322331
American Transitional Health Care, Inc..........         Delaware               76-0292237
American Transitional Hospitals, Inc............         Delaware               76-0232151
American Transitional Hospitals of Indiana,
  Inc...........................................          Indiana               35-1903972
American Transitional Hospitals of Oklahoma,
  Inc...........................................         Oklahoma               74-2689039
American Transitional Hospitals of Tennessee,
  Inc...........................................         Tennessee              62-1562740
American Transitional Hospitals -- Texas Medical
  Center, Inc...................................         Delaware               71-0779078
ATH -- Clear Lake, Inc..........................         Delaware               71-0776296
ATH Columbus, Inc...............................         Delaware               71-0776295
ATH Del Oro, Inc................................           Texas                62-1578954
ATH Heights, Inc................................           Texas                76-0442017
ATH Oklahoma City, Inc..........................         Oklahoma               73-1465199
ATH Tucson, Inc.................................          Arizona               71-0765364
Beverly Acquisition Corporation.................         Delaware               71-0765364
Beverly Assisted Living, Inc....................         Delaware               71-0777901
Beverly Health and Rehabilitation Services,
  Inc. .........................................        California              95-2301514
Beverly Enterprises -- Alabama, Inc.............        California              95-3742145
Beverly Enterprises -- Arizona, Inc.............        California              95-3750871
Beverly Enterprises -- Arkansas, Inc............        California              95-3751272
Beverly Enterprises -- California, Inc..........        California              95-3750879
Beverly Enterprises -- Colorado, Inc............        California              95-3750882
Beverly Enterprises -- Connecticut, Inc.........        California              95-3849642
Beverly Enterprises -- Delaware, Inc............        California              95-3849628
Beverly Enterprises -- Distribution Services,
  Inc...........................................        California              95-4081567
Beverly Enterprises -- District of Columbia,
  Inc...........................................        California              95-3750889
Beverly Enterprises -- Florida, Inc.............        California              95-3742251
Beverly Enterprises -- Garden Terrace, Inc......        California              95-3849648
Beverly Enterprises -- Georgia, Inc.............        California              95-3750880
Beverly Enterprises -- Hawaii, Inc..............        California              95-3750890
Beverly Enterprises -- Idaho, Inc...............        California              95-3750886
Beverly Enterprises -- Illinois, Inc............        California              95-3750883
Beverly Enterprises -- Indiana, Inc.............        California              95-3744258
Beverly Enterprises -- Iowa, Inc................        California              95-3751271
Beverly Enterprises -- Kansas, Inc..............        California              95-3751269
Beverly Enterprises -- Kentucky, Inc............        California              95-3750894
Beverly Enterprises -- Louisiana, Inc...........        California              95-3849633
Beverly Enterprises -- Maine, Inc...............        California              95-3849627
Beverly Enterprises -- Maryland, Inc............        California              95-3750892
Beverly Enterprises -- Massachusetts, Inc.......        California              95-3750893

                                                      (STATE OR OTHER
                 (EXACT NAME OF                       JURISDICTION OF
                CO-REGISTRANT AS                     INCORPORATION OR        (I.R.S. EMPLOYER
           SPECIFIED IN ITS CHARTER)                   ORGANIZATION)        IDENTIFICATION NO.)
------------------------------------------------   ---------------------   ---------------------
Beverly Enterprises -- Michigan, Inc............        California              95-3898661
Beverly Enterprises -- Minnesota, Inc...........        California              95-3742698
Beverly Enterprises -- Mississippi, Inc.........        California              95-3742144
Beverly Enterprises -- Missouri, Inc............        California              95-3750895
Beverly Enterprises -- Montana, Inc.............        California              95-3849636
Beverly Enterprises -- Nebraska, Inc............        California              95-3750873
Beverly Enterprises -- Nevada, Inc..............        California              95-3750896
Beverly Enterprises -- New Hampshire, Inc.......        California              95-3849630
Beverly Enterprises -- New Jersey, Inc..........        California              95-3750884
Beverly Enterprises -- New Mexico, Inc..........        California              95-3750869
Beverly Enterprises -- North Carolina, Inc......        California              95-3742257
Beverly Enterprises -- North Dakota, Inc........        California              95-3751270
Beverly Enterprises -- Ohio, Inc................        California              95-3750867
Beverly Enterprises -- Oklahoma, Inc............        California              95-3849624
Beverly Enterprises -- Oregon, Inc..............        California              95-3750881
Beverly Enterprises -- Pennsylvania, Inc........        California              95-3750870
Beverly Enterprises -- Rhode Island, Inc........        California              95-3849621
Beverly Enterprises -- South Carolina, Inc......        California              95-3750866
Beverly Enterprises -- Tennessee, Inc...........        California              95-3742261
Beverly Enterprises -- Texas, Inc...............        California              95-3744256
Beverly Enterprises -- Utah, Inc................        California              95-3751089
Beverly Enterprises -- Vermont, Inc.............        California              95-3750885
Beverly Enterprises -- Virginia, Inc............        California              95-3742694
Beverly Enterprises -- Washington, Inc..........        California              95-3750868
Beverly Enterprises -- West Virginia, Inc.......        California              95-3750888
Beverly Enterprises -- Wisconsin, Inc...........        California              95-3742696
Beverly Enterprises -- Wyoming, Inc.............        California              95-3849638
Beverly Enterprises Japan Limited...............        California              95-3982125
Beverly Enterprises Medical Equipment
  Corporation...................................        California              95-3849617
Beverly Enterprises Rehabilitation
  Corporation...................................        California              95-3849619
Beverly Holdings I, Inc.........................         Delaware               71-0768985
Beverly Manor Inc. of Hawaii....................        California              99-0144750
Beverly Real Estate Holdings, Inc...............         Delaware               71-0768984
Beverly REMIC Depositor, Inc....................        California              95-4183372
Beverly Savana Cay Manor, Inc...................        California              95-4217381
Brownstone Pharmacy, Inc........................        Connecticut             06-0760884
Columbia-Valley Nursing Home, Inc...............           Ohio                 34-1262298
Commercial Management, Inc......................           Iowa                 42-0891358
Computran Systems, Inc..........................          Oregon                93-0675109
Continental Care Centers of Council Bluffs,
  Inc...........................................           Iowa                 41-1413442
DD Wholesale, Inc...............................       Massachusetts            04-3133621
Dunnington Drug, Inc............................         Delaware               22-3122469
Dunnington Rx Services of Rhode Island, Inc.....       Rhode Island             05-0460848
Dunnington Rx Services of Massachusetts, Inc....       Massachusetts            04-3128047
Forest City Building Ltd........................         Missouri               43-1102460
Hallmark Convalescent Homes, Inc................         Michigan               41-1413478
Healthcare Prescription Services, Inc...........          Indiana               35-1868731
Home Medical Systems, Inc.......................         Delaware               23-2271050
Hospice Preferred Choice, Inc...................         Delaware               71-0761314
Hospital Facilities Corporation.................        California              95-2499218

                                                      (STATE OR OTHER
                 (EXACT NAME OF                       JURISDICTION OF
                CO-REGISTRANT AS                     INCORPORATION OR        (I.R.S. EMPLOYER
           SPECIFIED IN ITS CHARTER)                   ORGANIZATION)        IDENTIFICATION NO.)
------------------------------------------------   ---------------------   ---------------------
Insta-Care Holdings, Inc........................          Florida               59-2213553
Insta-Care Pharmacy Services Corporation........           Texas                59-1817412
Insurance Software Packages, Inc................          Florida               59-3090233
Kenwood View Nursing Home, Inc..................          Kansas                48-6111286
Liberty Nursing Homes, Incorporated.............         Virginia               54-0784334
Medical Arts Health Facility of Lawrenceville,
  Inc...........................................          Georgia               58-1329700
Medical Health Industries, Inc..................         Delaware               39-1140633
MedView Services, Incorporated..................          Florida               59-3090223
Moderncare of Lumberton, Inc....................      North Carolina            56-1217025
Nebraska City S-C-H, Inc........................         Nebraska               41-1413481
Nursing Home Operators, Inc.....................           Ohio                 34-0949279
Omni Med B, Inc.................................        Connecticut             06-1303450
Petersen Health Care, Inc.......................          Florida               59-2043392
Pharmacy Corporation of America.................        California              95-3849613
Pharmacy Corporation of
  America -- Massachusetts, Inc.................         Delaware               71-0776297
Pharmacy Dynamics Group, Inc....................          Florida               65-0166808
Phymedsco, Inc..................................       West Virginia            55-0582953
Resource Opportunities, Inc.....................          Florida               58-1930884
Salem No. 1, Inc................................         Missouri               43-1130257
South Alabama Nursing Home, Inc.................          Alabama               95-3809397
South Dakota -- Beverly Enterprises, Inc........        California              95-3750887
Spectra Rehab Alliance, Inc.....................         Delaware               71-0759298
Synergos, Inc...................................        California              33-0203515
Synergos -- North Hollywood, Inc................        California              33-0242556
Synergos -- Pleasant Hill, Inc..................        California              33-0256657
Synergos -- Scottsdale, Inc.....................          Arizona               94-3085083
Taylor County Health Facility, Inc..............          Florida               59-1779865
TMD Disposition Company.........................          Florida               59-3151568
Vantage Healthcare Corporation..................         Delaware               35-1572998

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 30, 1996

PROSPECTUS

            , 1996


                                  $150,000,000


                           BEVERLY ENTERPRISES, INC.
LOGO                        % SENIOR NOTES DUE 2006


     The Senior Notes (the "Senior Notes") are being offered (the "Offering") by Beverly Enterprises, Inc. ("Beverly"). Interest on the Senior Notes will be
payable semi-annually on           and           of each year, commencing
            , 1996. The Senior Notes will not be redeemable by Beverly until , 2001. In addition, upon the occurrence of a Change of Control (as defined herein), each holder of Senior Notes may require Beverly to repurchase such Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.



     The Senior Notes will be general unsecured obligations of Beverly ranking senior to all subordinated indebtedness of Beverly and will rank pari passu in right of payment to all other indebtedness of Beverly. The Senior Notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis (the "Guarantees") by substantially all of Beverly's present and future subsidiaries (collectively, the "Guarantors"). The Guarantees will rank senior to all subordinated indebtedness of the Guarantors and will rank pari passu in right of payment to all other indebtedness of the Guarantors. As of September 30, 1995, on a pro forma basis after giving effect to the issuance and sale of the Senior Notes and the use of the estimated net proceeds therefrom and certain other transactions described herein, the aggregate outstanding principal amount of senior indebtedness of Beverly and its subsidiaries would have been approximately $908,000,000, of which approximately $694,000,000 would have been secured indebtedness that would have effectively ranked senior to the Senior Notes. The Senior Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.


     SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
                                          PRICE            UNDERWRITING           PROCEEDS
                                         TO THE            DISCOUNTS AND           TO THE
                                        PUBLIC(1)         COMMISSIONS(2)        COMPANY(1)(3)
-------------------------------------------------------------------------------------------------
Per Senior Note...................           %                   %                    %
-------------------------------------------------------------------------------------------------
Total.............................   $                   $                    $
-------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) Beverly and the Guarantors have agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by Beverly, estimated at $650,000.


     The Senior Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain prior conditions, including the right of the Underwriter to reject any order in whole or part. It is expected that delivery of the Senior Notes will be
made in New York, New York on or about             , 1996.


DONALDSON, LUFKIN & JENRETTE
         SECURITIES CORPORATION

             MERRILL LYNCH & CO.

                           STEPHENS INC.

                                       J.P. MORGAN SECURITIES INC.

                                                        CHEMICAL SECURITIES INC.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR THE OVER-THE-COUNTER MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ---------------------

                             AVAILABLE INFORMATION

     Beverly and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), for registration of the Senior Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding Beverly, the Guarantors and the Senior Notes, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     Beverly is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by Beverly with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, Beverly's Common Stock is listed on the New York and Pacific Stock Exchanges and similar information concerning Beverly can be inspected and copied at the offices of the New York and Pacific Stock Exchanges.

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by Beverly with the Commission and are incorporated herein by reference:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended May 19, 1995 on Form 10-K/A (the "1994 Beverly 10-K");

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

          3. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 18, 1995 that have been incorporated by reference in the 1994 Beverly 10-K;


          4.  Current Report on Form 8-K dated January 30, 1996;



          5.  Current Report on Form 8-K dated December 19, 1995;



          6.  Current Report on Form 8-K dated December 8, 1995;



          7.  Current Report on Form 8-K dated June 27, 1995;



          8.  Current Report on Form 8-K dated May 30, 1995;



          9.  Current Report on Form 8-K dated April 6, 1995; and



        10. Current Report on Form 8-K dated December 14, 1994, as amended February 10, 1995, on Form 8-K/A.


     All documents filed by Beverly pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Beverly Enterprises, Inc., Attention: Robert W. Pommerville, Esq., 5111 Rogers Avenue, Suite 40-A, Fort Smith, Arkansas 72919-0155, telephone (501) 452-6712.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated by reference. Unless the context otherwise requires, the term "Company" refers to Beverly Enterprises, Inc., its subsidiaries and their respective operations and the term "Beverly" refers to Beverly Enterprises, Inc.

                                  THE COMPANY

     The Company is the largest operator of nursing facilities in the United States, providing care to more of the nation's elderly than any other long-term care company in the United States. At September 30, 1995, the Company operated 706 nursing facilities with 75,890 licensed beds. The facilities are located in 33 states and the District of Columbia, and range in capacity from 20 to 388 beds. At September 30, 1995, the Company also operated 54 institutional pharmacies and pharmacy-related outlets, 34 assisted living centers (containing 1,401 units), 10 transitional hospitals (containing 443 beds), six hospices and four home health care entities. The Company's facilities had average occupancy of 88.2% for the nine months ended September 30, 1995 and 88.5%, 88.5% and 88.4% during the years ended December 31, 1994, 1993 and 1992, respectively. See "Business."

     In order to serve the growing and increasingly diverse needs of the health care patient population, the Company has broadened its range of services to include: (i) skilled nursing and basic patient care services; (ii) rehabilitation services including physical, occupational, speech and respiratory therapy; (iii) institutional and mail order pharmacy services including the delivery of drugs and related products, infusion therapy services and enteral and urological products; (iv) subacute care services; (v) transitional care services; (vi) assisted living services; (vii) hospice and home health care services; and (viii) case management and other cost containment services with respect to workers' compensation payors, claimants and their employers.

     To serve its markets most effectively, the Company has developed the following services:

     Long-Term and Subacute Care. The Company's facilities provide residents with routine long-term care services, including daily dietary, social and recreational services and a full range of pharmacy services and medical supplies. The Company's highly skilled staff also offers complex and intensive medical services to patients with higher acuity disorders (i.e., "subacute care") outside the traditional acute care hospital setting.

     Rehabilitation Therapies. The Company has developed and expanded its health care expertise in rehabilitation and provides skilled rehabilitation (occupational, physical, speech and respiratory) therapies in substantially all of its nursing facilities.

     Transitional Care. The Company operates transitional hospitals which address the needs of patients requiring intense therapy regimens, but not necessarily the breadth of services provided within traditional acute care hospitals.

     Pharmacy Services. Pharmacy Corporation of America ("PCA"), a wholly-owned subsidiary of Beverly, is the nation's largest institutional pharmacy delivering drugs and related products and services, infusion therapy and other health care products (enteral and urological) to nursing facilities, acute care hospitals, home care providers, psychiatric facilities, correctional facilities, assisted living centers, retirement homes and their patients.

     Other Services. The Company offers other health care related services to payors and patients, including workers' compensation case management, assisted living and home health care services, and information and referral systems that link payors and employees to long-term care providers.

     The Company's strategy is to be the low cost provider of long-term, subacute, transitional and related specialty health care services, while maintaining superior standards of care. The Company believes that implementation of this strategy will position it to meet the standards of care and the cost containment objectives of government and private payors. The key elements of the Company's strategy are to:

     Capitalize on National Scope and Breadth of Services. The Company intends to capitalize on its national presence by contracting for its comprehensive services with a variety of payors. The Company is positioning itself to provide its full complement of services to payors on a national basis, thereby providing such payors with the cost savings, consistency of quality and efficiency of contracting with one provider.

     Further Expand Product Line. The Company believes that offering a broad range of high quality services in its network of facilities provides the Company with a greater opportunity to serve its patients from the time those patients enter the health care system until those patients' needs are met. Consequently, the Company continues to expand its traditional "mix" of services to include rehabilitative, subacute, pharmaceutical and medical services in a variety of settings.

     Expand Internal Capabilities. The Company believes that expanding its internal capabilities will enable it to control the quality of care and cost of its services and will allow the Company a high degree of flexibility in adapting its service programs to meet the changing needs of its markets. The Company intends to: (i) develop and own certain ancillary service providers or enter into strategic alliances for such services; (ii) pursue strategic acquisitions; and (iii) strive to capture increasing market share through value added and proprietary service offerings.

     Actively Manage Portfolio of Properties. Management continually evaluates the prospects and opportunities for each of the Company's businesses in the various markets which it serves.

     Pursue Growth and Diversification Through Strategic Acquisitions. Through strategic acquisitions, the Company intends to own more of the components of its specialty services delivery system, enabling the Company to maximize its cost effectiveness and quality of care and to be more responsive to the changing needs of its customers.

     The Company's principal executive offices are located at 5111 Rogers Avenue, Suite 40-A, Fort Smith, Arkansas 72919-0155, and its telephone number is
(501) 452-6712. Beverly is a Delaware corporation.

                              RECENT DEVELOPMENTS


FOURTH QUARTER OPERATING RESULTS



     On January 30, 1996, the Company announced its operating results for the three months and the year ended December 31, 1995, a summary of which is presented below (dollars in thousands in table):



                                                   THREE MONTHS ENDED          YEARS ENDED
                                                      DECEMBER 31,             DECEMBER 31,
                                                  --------------------    ----------------------
                                                    1994        1995        1994         1995
                                                  --------    --------    ---------    ---------
Net operating revenues..........................  $764,712    $807,654    $2,969,239   $3,228,553
Interest expense, net...........................    13,626      16,412       50,214       70,017
Impairment losses...............................        --     108,654           --      108,654
Income (loss) before provision for (benefit
  from) income taxes and extraordinary charge...    28,761     (95,885)     114,795       (6,154)
Extraordinary charge, net of income taxes.......    (2,412)         --       (2,412)          --
Net income (loss)...............................    16,858     (63,756)      74,501       (8,123)
Adjusted EBITDA (1).............................    66,085      54,780      253,743      276,098


---------------


(1) As defined herein, and as further adjusted for impairment losses recorded in the fourth quarter of 1995.



     The 1995 fourth quarter results include a previously announced charge of $108,654,000 for impaired assets ($68,130,000 related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 and $40,524,000 related to the write-off of development and other costs), as well as a charge of $4,000,000 related to an overhead and staff reduction program.

REDEMPTION OF SENIOR SECURED FIXED RATE NOTES



     On December 15, 1995, Beverly utilized approximately $18,105,000 in short-term borrowings to redeem all of its outstanding 14 1/4% Senior Secured Fixed Rate Notes due 1997 (the "Redemption").



ISSUANCE OF SUBORDINATED DEBENTURES IN EXCHANGE FOR PREFERRED STOCK


     Effective November 1, 1995, Beverly exercised its option to exchange (the "Exchange") all of the outstanding shares of its $2.75 Cumulative Convertible Exchangeable Preferred Stock (liquidation preference $50 per share) (the "Preferred Stock") for $150,000,000 aggregate principal amount of its 5 1/2% Convertible Subordinated Debentures due August 1, 2018 (the "Subordinated Debentures"). Beverly issued $50 principal amount of Subordinated Debentures in exchange for each share of Preferred Stock. All holders of Preferred Stock were required to participate in the Exchange. The Subordinated Debentures contain conversion and optional redemption provisions substantially identical to those of the Preferred Stock.

PROPOSED SPIN-OFF OF PHARMACY CORPORATION OF AMERICA


     In April 1995, Beverly announced that its Board of Directors had preliminarily approved a plan to spin off approximately 80% of PCA's common stock to Beverly's stockholders. Beverly subsequently disclosed that certain operational difficulties at PCA were adversely affecting PCA's operating results and that it had made changes in PCA's management (including the appointment of Robert D. Woltil as President) and certain of its operating and pricing policies to address these difficulties. On December 19, 1995, Beverly announced that PCA was continuing to experience difficulties consolidating recent acquisitions and that it would defer indefinitely plans to spin off any portion of PCA. On January 17, 1996, the Company announced that Robert D. Woltil resigned as an Executive Vice President of the Company and as President of PCA. A successor has not yet been named. There can be no assurance that the PCA spin-off or any other strategic transaction will occur. For the years ended December 31, 1994 and 1995, PCA's revenues were approximately $247,400,000 and $452,856,000, respectively, and its Adjusted EBITDA (as defined above) was approximately $36,300,000 and $39,692,000, respectively. At December 31, 1995, PCA's total assets and total liabilities were approximately $434,811,000 and $300,049,000, respectively. The foregoing PCA financial data is unaudited and does not reflect certain intercompany allocations, eliminations and adjustments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The PCA spin-off is permitted by the terms of the indenture governing the Senior Notes, subject to certain limitations and conditions. See "Description of Senior Notes -- Repurchase at the Option of Holders -- Asset Sales."



RECENT HEALTH CARE BILLS APPROVED BY CONGRESS



     Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although no comprehensive health care, Medicare or Medicaid reform legislation has yet been implemented, pressures to contain costs and the active discussion and issues raised by the Clinton Administration, Congress and various other groups have impacted the health care delivery system. In November 1995, Congress passed the Seven Year Balanced Budget Reconciliation Act of 1995 (the "1995 Balanced Budget Act") providing for, among other things, the reshaping of the Medicare and Medicaid programs. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by the President and Congress provide for significant reductions in the overall rate of Medicare and Medicaid spending growth. There is active discussion concerning this proposed legislation and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on the Company is not readily determinable. However, in their currently proposed form, such legislation could have a material adverse effect on the Company's future financial position, results of operations and cash flows.

                                  THE OFFERING

ISSUER..................Beverly Enterprises, Inc. ("Beverly")


SECURITIES OFFERED......$150,000,000 principal amount of      % Senior Notes due
                        2006 (the "Senior Notes").



MATURITY DATE...........            , 2006.


INTEREST PAYMENT
DATES...................          and           , commencing             , 1996.

GUARANTEES..............The Senior Notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis (the "Guarantees") by substantially all of Beverly's present and future subsidiaries (collectively, the "Guarantors").

MANDATORY REDEMPTION....None.


OPTIONAL REDEMPTION.....The Senior Notes may not be redeemed prior to
                          , 2001. At any time on or after             , 2001,
                        the Senior Notes may be redeemed at the option of Beverly, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the date of redemption, in the manner set forth in "Description of Senior Notes -- Optional Redemption."



CHANGE OF CONTROL.......Upon a Change of Control, each holder of Senior Notes will have the right to require Beverly to repurchase such holder's Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The terms of substantially all of the Company's Debt Instruments (as defined) require that the Company repay or refinance indebtedness under such Debt Instruments in the event of a change of control, as defined in such Debt Instruments. Such change of control provisions may be triggered under such Debt Instruments prior to the occurrence of a Change of Control, thereby requiring that the indebtedness under such Debt Instruments be repaid or refinanced prior to Beverly repurchasing any Senior Notes upon the occurrence of a Change of Control. There can be no assurance that Beverly will have the financial resources to repurchase the Senior Notes in the event of a Change of Control. See "Description of Certain Indebtedness" and "Description of Senior Notes -- Repurchase at the Option of Holders -- Change of Control."



RANKING.................The Senior Notes will be general unsecured obligations of Beverly ranking senior to all subordinated indebtedness of Beverly and will rank pari passu in right of payment with all other indebtedness of Beverly. The Guarantees will rank senior to all subordinated indebtedness of the Guarantors and will rank pari passu in right of payment to all other indebtedness of the Guarantors. As of September 30, 1995, on a pro forma basis after giving effect to the issuance and sale of the Senior Notes and the use of the estimated net proceeds therefrom and certain other transactions described herein, the aggregate outstanding principal amount of senior indebtedness of Beverly and its subsidiaries would have been approximately $908,000,000 of which approximately $694,000,000 would have been secured indebtedness that would have effectively ranked senior to the Senior Notes. See "Capitalization" and "Description of Certain Indebtedness."


CERTAIN COVENANTS.......The Indenture governing the Senior Notes (the
                        "Indenture") will contain certain covenants, including, but not limited to, covenants limiting: (i) the incurrence by Beverly and its subsidiaries of additional indebtedness; (ii) the payment of dividends on and the redemption of capital stock by Beverly; (iii) the creation of liens securing indebtedness; (iv) restrictions on the ability of subsidiaries to pay dividends; (v) transactions with affiliates; (vi) the sale of assets; and (vii) Beverly's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. See "Description of Senior Notes -- Certain Covenants."


USE OF PROCEEDS.........The net proceeds to Beverly from the sale of the Senior
                        Notes are estimated to be approximately $145,600,000 (after deducting estimated expenses and underwriting discounts and commissions). Beverly intends to use such net proceeds to prepay certain secured indebtedness of Beverly and its subsidiaries and for general corporate purposes. See "Use of Proceeds."

                         SUMMARY FINANCIAL INFORMATION

     The following summary consolidated statement of operations data for the periods ended December 31, 1990, 1991, 1992, 1993 and 1994 are derived from consolidated financial statements of the Company, as adjusted to give effect to a merger in September 1994 between the Company and American Transitional Hospitals, Inc. ("ATH"). The merger was accounted for as a pooling of interests, and therefore, the Company's consolidated financial statements have been restated to reflect ATH's financial position, results of operations and cash flows for each period prior to the merger. The consolidated statement of operations data for the nine months ended September 30, 1994 and 1995 and the consolidated balance sheet data as of September 30, 1995 are derived from Beverly's unaudited condensed consolidated financial statements. All dollar amounts are presented in thousands.

                                                                                                           NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          1990         1991         1992         1993         1994         1994         1995
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net operating revenues...............  $2,117,868   $2,308,307   $2,607,756   $2,884,451   $2,969,239   $2,204,527   $2,420,899
Operating income(1)..................      82,958      100,863       62,589      138,567      165,009      122,622      143,336
Depreciation and amortization........      63,566       78,057       80,226       82,938       88,734       65,036       77,982
Interest expense, net................      62,536       59,195       56,441       50,927       50,214       36,588       53,605
Income (loss) from continuing
  operations:
  Before income taxes, extraordinary
    charge and cumulative effect of
    accounting change................      20,422       41,668        6,148       87,640      114,795       86,034       89,731
  Before extraordinary charge and
    cumulative effect of accounting
    change...........................      13,143       29,238        1,945       57,956       76,913       57,643       55,633
  Before cumulative effect of
    accounting change................      13,143       29,238       (6,890)      55,611       74,501       57,643       55,633
Net income (loss)....................      13,143       29,238      (12,344)      55,611       74,501       57,643       55,633
Net income (loss) applicable to
  common shares......................      12,143       29,238      (13,344)      31,173       66,251       51,455       49,445


                                                                                                          SEPTEMBER 30, 1995
                                                                                                        -----------------------
                                                                                                                         AS
                                                                                                          ACTUAL     ADJUSTED(2)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............                                                                   $   55,678   $   58,923
Working capital......................                                                                      245,213      280,958
Total assets.........................                                                                    2,544,964    2,552,609
Current portion of long-term
  obligations........................                                                                       59,118       26,618
Long-term obligations, excluding
  current portion....................                                                                      897,103    1,087,647
Stockholders' equity.................                                                                    1,030,681      880,681


                                                                                                           NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          1990         1991         1992         1993         1994         1994         1995
OPERATING DATA:
Patient days (in thousands)..........      30,139       29,334       29,341       29,041       26,766       20,172       19,096
Average occupancy percentage.........        87.3%        88.1%        88.4%        88.5%        88.5%        88.4%        88.2%
Number of nursing home beds..........      91,414       90,228       89,298       85,001       78,058       78,360       75,890
OTHER FINANCIAL DATA:
Adjusted EBITDA(3)...................    $146,524     $178,920     $199,815     $221,505     $253,743     $187,658     $221,318
Capital additions and improvements...      41,979       60,760       77,808       95,542      108,653       82,173       93,715
Rent expense.........................     143,163      141,155      140,168      135,262      127,187       95,118       94,853
Ratio of Adjusted EBITDA to interest
  expense, net(3)....................         2.3x         3.0x         3.5x         4.3x         5.1x         5.1x         4.1x
Ratio of earnings to fixed
  charges(4).........................         1.1x         1.3x         1.0x         1.6x         1.9x         1.9x         1.9x

------------------------------

(1) Represents earnings before net interest expense, income taxes, extraordinary items and cumulative effect of an accounting change.
(2) As adjusted to reflect the Exchange and the Offering.
(3) Adjusted EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization, extraordinary items and cumulative effect of an accounting change, as adjusted to exclude a $57,000 restructuring charge in 1992. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Operating Results -- 1993 Compared to 1992." Adjusted EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The Company also believes that the ratio of Adjusted EBITDA to net interest expense is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.
(4) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, extraordinary items and cumulative effect of an accounting change plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt discounts and issuance costs and the estimated interest component of rent expense.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained or incorporated by reference in this Prospectus, the following factors before purchasing the Senior Notes offered hereby.

SUBSTANTIAL INDEBTEDNESS


     The Company has substantial indebtedness. As of September 30, 1995, the Company had total indebtedness of approximately $897,100,000, constituting 47% of its total capitalization, and stockholders' equity of approximately $1,031,000,000. As of September 30, 1995, after giving effect to the Exchange, the Redemption, the Offering and the application of the estimated net proceeds therefrom, such total indebtedness would have been approximately $1,088,000,000, which would have accounted for 55% of the Company's total capitalization, and the Company would have had stockholders' equity of approximately $881,000,000. In addition to such indebtedness, the Company has substantial obligations under operating leases. For the nine months ended September 30, 1995, the Company's rent expense was approximately $94,900,000. The ability of the Company to satisfy its debt and operating lease obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the Company's control such as federal and state health care reform. The Company's level of debt, and the covenants contained in the debt instruments governing such obligations (the "Debt Instruments"), might impair the Company's ability to take certain actions (including the incurrence of additional debt and the disposition of assets).


POTENTIAL ADVERSE EFFECT OF HEALTH CARE REFORM


     Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although no comprehensive health care, Medicare or Medicaid reform legislation has yet been implemented, pressures to contain costs and the active discussion and issues raised by the Clinton Administration, Congress and various other groups have impacted the health care delivery system. In November 1995, Congress passed the 1995 Balanced Budget Act providing for, among other things, the reshaping of the Medicare and Medicaid programs. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by the President and Congress provide for significant reductions in the overall rate of Medicare and Medicaid spending growth. There is active discussion concerning this proposed legislation and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on the Company is not readily determinable. However, in their currently proposed form, such legislation could have a material adverse effect on the Company's future financial position, results of operations and cash flows.


GOVERNMENTAL REGULATION AND REIMBURSEMENT

     Approximately 77%, 80% and 80% of the Company's net operating revenues were derived from federal and state health care programs for the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993, respectively. These programs are highly regulated and are subject to budgetary constraints and other developments. The Company's operations could be adversely affected by regulatory developments such as mandatory increases in the scope and quality of care to be afforded nursing home residents and revisions in annual licensing standards and criteria for certification to participate in Medicare and Medicaid programs. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. There can be no assurance that payments under governmental and private third party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that facilities owned, leased or managed by the Company, or the provision of services and supplies by the Company, now or in the future, will initially meet or continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for health care services. In an attempt to reduce federal and state expenditures, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicaid and Medicare reimbursement for health care services. See "-- Potential Adverse Effect of Health Care Reform."

     The Health Care Financing Administration of the Department of Health and Human Services ("HCFA") has adopted new survey, certification and enforcement procedures by regulations effective July 1, 1995, to implement certain Medicare and Medicaid provisions of the Omnibus Budget Reconciliation Act of 1987 ("OBRA 1987") governing survey, certification and enforcement of the requirements for contract participation by skilled nursing facilities under Medicare and nursing facilities under Medicaid. Among the provisions that HCFA has adopted are requirements (i) that surveys focus on residents' outcomes; (ii) that all deviations from the participation requirements will be considered deficiencies, but that all deficiencies will not constitute noncompliance; and (iii) that certain types of deficiencies must result in the imposition of a sanction. The regulations also identify alternative remedies and specify the categories of deficiencies for which they will be applied. These remedies include: temporary management; denial of payment for new admissions; denial of payment for all residents; civil money penalties of $50 to $10,000 per day of violation; closure of facility and/or transfer of residents in emergencies; directed plans of correction; and directed inservice training. The regulations also specify under what circumstances alternative enforcement remedies or termination, or both, will be imposed on facilities which are not in compliance with the participation requirements. The Company is currently undertaking an analysis of the procedures in respect of its programs and facilities covered by the revised HCFA regulations and is unable to predict at this time the degree to which its programs and facilities will be determined to be in compliance with regulations. Preliminary results of HCFA surveys for a significant number of the Company's facilities indicate that approximately 91% of such facilities surveyed have been determined to be in compliance with the HCFA criteria. HCFA has reported that of all facilities surveyed nationally (Company and non-Company), approximately 83% of such facilities were determined to be similarly in compliance. Although the Company could be adversely affected if a substantial portion of its programs or facilities were eventually determined not to be in compliance with the revised HCFA regulations, the Company believes its programs and facilities are generally consistent with industry standards.

     The Medicaid and Medicare programs provide criminal penalties for entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce business that is reimbursed under these programs. The illegal remuneration provisions of the Social Security Act, also known as the "anti-kickback" statute, prohibit the payment or receipt of remuneration intended to induce the purchasing, leasing, ordering or arranging for any good, facility, service or item paid by Medicaid or Medicare programs. In addition, certain states in which the Company's facilities are located have enacted statutes which prohibit the payment of kickbacks, bribes and rebates for the referral of such patients. Although the Company has contractual arrangements with some health care providers, management believes it is in compliance with the anti-kickback statute, and other provisions of the Social Security Act and the state statutes. However, there can be no assurance that government officials responsible for enforcing these statutes will not assert that the Company or certain transactions in which it is involved are in violation of these statutes.


LIMITATIONS ON REPURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL



     The terms of substantially all of the Company's Debt Instruments require that the Company repay or refinance indebtedness under such Debt Instruments in the event of a change of control, as defined in such Debt Instruments. Such change of control provisions may be triggered under such Debt Instruments prior to the occurrence of a Change of Control, thereby requiring that the indebtedness under such Debt Instruments be repaid or refinanced prior to Beverly repurchasing any Senior Notes upon the occurrence of a Change of Control. As such, Beverly may not be able to satisfy its obligations to repurchase the Senior Notes unless the Company is able to refinance or obtain waivers with respect to such Debt Instruments. There can be no assurance that Beverly will have the financial resources to repurchase the Senior Notes in the event of a Change of Control. See "Description of Certain Indebtedness" and "Description of Senior Notes -- Repurchase at the Option of Holders -- Change of Control."


     In addition, health care service providers, such as Beverly, operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by competitors and market pressures. See "-- Competition; -- Potential Adverse Effect of Health Care Reform; -- Governmental Regulation and Reimbursement." In this environment, Beverly is frequently contacted by, and otherwise engages in discussions with, other health care companies and financial advisors regarding possible strategic alliances, joint ventures, business combinations and other financial alternatives. In the past several months, various reports have indicated that Beverly may be a potential party to an unsolicited business combination, creating the possibility of a "change of control" transaction involving Beverly while the Senior Notes are outstanding. See "Description of Senior
Notes -- Repurchase at the Option of Holders -- Change of Control."

     The change of control provisions of the Indenture may not, in all instances, obligate Beverly to repurchase the Senior Notes at the option of the holder thereof in the event the Company incurs additional leverage through certain types of recapitalizations, leveraged buy-outs or similar transactions that could increase the indebtedness of the Company or decrease the value of the Senior Notes.

RANKING OF THE SENIOR NOTES


     The Senior Notes will be general unsecured obligations of Beverly ranking senior to all subordinated indebtedness of Beverly and will rank pari passu in right of payment with all other indebtedness of Beverly. The Guarantees will rank senior to all subordinated indebtedness of the Guarantors and will rank pari passu in right of payment to all other indebtedness of the Guarantors. However, the Senior Notes and the Guarantees will be effectively subordinated to secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. In the event of the dissolution, liquidation or reorganization of, or similar proceedings relating to the Company, secured lenders would be entitled to receive payment at least equal to the value of their collateral, which could exceed the amount recoverable by unsecured creditors, including the holders of the Senior Notes. As of September 30, 1995, on a pro forma basis after giving effect to the issuance and sale of the Senior Notes and the use of the estimated net proceeds therefrom and certain other transactions described herein, there would have been approximately $908,000,000 of senior indebtedness of Beverly and its subsidiaries outstanding, of which approximately $694,000,000 would have been secured indebtedness that would have effectively ranked senior to the Senior Notes. See "Use of Proceeds," "Capitalization," "Description of Certain Indebtedness" and "Description of Senior Notes."


ENFORCEABILITY OF GUARANTEES

     The guaranty provisions of the Indenture provide that if Beverly fails to satisfy any payment obligation under the Senior Notes, the holders of the Senior Notes would have a direct claim against the Guarantors. However, if a court were to invalidate any one or more of the Guarantees under fraudulent conveyance laws or other legal or equitable principles or if, by the terms of such Guarantees, the obligations thereunder were limited as necessary to prevent such avoidance, the claims of other creditors of the Guarantors, including claims of trade creditors, would, to such extent, have priority as to the assets of the Guarantors over the claims of the holders of the Senior Notes. In addition, the Indenture provides that upon the sale or other disposition of a Guarantor, which transaction is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from its Guarantee. See "Description of Senior
Notes -- Certain Covenants -- Release of Guarantors."

INCREASED LABOR COSTS AND AVAILABILITY OF PERSONNEL

     In recent years, the Company has experienced increases in its labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel, increased staffing levels in its nursing facilities due to greater patient acuity and the hiring of therapists on staff. Although the Company expects labor costs to continue to increase in the future, it is anticipated that any increase in costs will generally result in higher patient rates in subsequent periods, subject to the time lag in most states of up to 18 months between increases in reimbursable costs and the receipt of related reimbursement rate increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

     In the past, the health care industry, including the Company's long-term care facilities, has experienced a shortage of nurses to staff health care operations, and, more recently, the health care industry has experienced a shortage of therapists. The Company is not currently experiencing a nursing or therapist shortage, but it competes with other health care providers for nursing and therapist personnel and may compete with other service industries for persons serving the Company in other capacities, such as nurses' aides. A nursing, therapist or nurse's aide shortage could force the Company to pay even higher salaries and make greater use of higher cost temporary personnel. A lack of qualified personnel might also require the Company to reduce its census or admit patients requiring a lower level of care, both of which could adversely affect operating results.

COMPETITION

     The long-term care industry is highly competitive. The Company's competitive position varies from facility to facility, from community to community and from state to state. Some of the significant competitive factors for the placing of patients in a nursing facility include quality of care, reputation, physical appearance of facilities, services offered, family preferences, location, physician services and price. The Company's operations compete with services provided by nursing facilities, acute care hospitals, subacute facilities, transitional hospitals, rehabilitation facilities, institutional pharmacies and home health care entities. The Company also competes with other providers in the acquisition and development of additional facilities. In this regard, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the efforts, ability and experience of its key executive officers. The Company's continued growth and success depends on its ability to attract and retain skilled employees and on the ability of its officers and key employees to successfully manage the Company's expansion of service beyond the traditional long-term care services provided by the Company. The loss of some or all of these key executive officers and skilled employees could have a material adverse impact on the Company's future results of operations.

NO PRIOR PUBLIC MARKET

     The Senior Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Beverly has been advised by the Underwriters that, following the completion of this Offering, the Underwriters presently intend to make a market in the Senior Notes as permitted by applicable laws and regulations. The Underwriters, however, are under no obligation to do so and may discontinue any market making activities at any time at the sole discretion of the Underwriters. No assurance can be given as to the liquidity of any trading market for the Senior Notes, the ability of holders of the Senior Notes to sell their Senior Notes or the prices at which holders would be able to sell their Senior Notes. The Senior Notes could trade at prices that may be higher or lower than the initial offering price thereof depending on many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities.

                                USE OF PROCEEDS


     The net proceeds to Beverly from the sale of the Senior Notes in this Offering are estimated to be approximately $145,600,000 (after deducting estimated expenses and underwriting discounts and commissions). Beverly intends to use (i) approximately $87,500,000 of such net proceeds to prepay certain scheduled maturities under the term loan portion of the Morgan Credit Agreement (as defined herein); (ii) approximately $28,000,000 to prepay certain scheduled maturities under the LTCB Credit Agreement (as defined herein); (iii) approximately $8,750,000 to prepay certain scheduled maturities under the Nippon Credit Agreement (as defined herein); and (iv) the remaining net proceeds to repay short-term borrowings and for general corporate purposes. The amounts outstanding under the term loan portion of the Morgan Credit Agreement bear interest at a floating rate (6.93% at September 30, 1995) and have a final scheduled maturity of October 31, 1999; the amounts outstanding under the LTCB Credit Agreement bear interest at a floating rate (7.19% at September 30, 1995) and have a final scheduled maturity of March 24, 1999; and the amounts outstanding under the Nippon Credit Agreement bear interest at a floating rate (6.75% at September 30, 1995) and have a final scheduled maturity of March 3, 2000. See "Description of Certain Indebtedness."


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1995, pro forma to give effect to the Exchange and the Redemption, and pro forma as adjusted to give effect to the sale of the Senior Notes offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."



                                                                  AS OF SEPTEMBER 30, 1995
                                                         ------------------------------------------
                                                                                         PRO FORMA
                                                           ACTUAL        PRO FORMA      AS ADJUSTED
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents..............................  $   55,678     $    55,678     $    58,923
                                                         ==========      ==========      ==========
Short-term borrowings and current portion of long-term
  debt.................................................  $   71,118     $    89,223     $    38,618
                                                         ==========      ==========      ==========
Long-term debt, net of current portion:
  Industrial development revenue bonds.................  $  207,389     $   207,389     $   207,389
  Notes, mortgages and other bonds payable.............     322,850         322,850         322,850
  Bank term loans......................................     252,500         252,500         160,750
     % Senior Notes due 2006...........................          --              --         150,000
  7 5/8% Convertible subordinated debentures due
     2003..............................................      67,924          67,924          67,924
  5 1/2% Convertible subordinated debentures due
     2018..............................................          --         150,000         150,000
  Capital lease obligations............................      28,734          28,734          28,734
  14 1/4% Senior secured notes due 1997................      17,706              --              --
                                                         ----------      ----------      ----------
          Total long-term debt.........................     897,103       1,029,397       1,087,647
Stockholders' equity:
  Preferred stock, $50 stated value; 3,000,000 shares
     issued and outstanding............................     150,000              --              --
  Common stock, $0.10 par value; 300,000,000 shares
     authorized; 102,364,501 issued; 98,392,293 shares
     outstanding.......................................      10,236          10,236          10,236
  Additional paid-in capital...........................     762,480         762,480         762,480
  Retained earnings....................................     148,100         148,100         148,100
  Treasury stock, at cost; 3,972,208 shares............     (40,135)        (40,135)        (40,135)
                                                         ----------      ----------      ----------
          Total stockholders' equity...................   1,030,681         880,681         880,681
                                                         ----------      ----------      ----------
Total capitalization...................................  $1,927,784     $ 1,910,078     $ 1,968,328
                                                         ==========      ==========      ==========

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected consolidated statement of operations data and selected consolidated balance sheet data for the periods ended and as of December 31, 1990, 1991, 1992, 1993 and 1994 are derived from consolidated financial statements of the Company, as adjusted to give effect to a merger in September 1994 between the Company and ATH. The merger was accounted for as a pooling of interests, and therefore, the Company's consolidated financial statements have been restated to reflect ATH's financial position, results of operations and cash flows for each period prior to the merger. The consolidated statement of operations data and selected balance sheet data for the nine month periods ended and as of September 30, 1994 and 1995 are derived from Beverly's unaudited condensed consolidated financial statements. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of results that may be expected for the full calendar year ending December 31, 1995. All dollar amounts are presented in thousands.

                                                                                                             NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                         --------------------------------------------------------------   -----------------------
                                            1990         1991         1992         1993         1994         1994         1995
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net operating revenues.................. $2,117,868   $2,308,307   $2,607,756   $2,884,451   $2,969,239   $2,204,527   $2,420,899
Interest income.........................     24,455       20,048       14,502       15,269       14,578       10,709       10,267
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues..................  2,142,323    2,328,355    2,622,258    2,899,720    2,983,817    2,215,236    2,431,166
Costs and expenses:
  Wages and related.....................  1,258,758    1,358,639    1,486,191    1,593,410    1,600,580    1,183,900    1,285,091
  Other operating and administrative....    712,586      770,748      921,750    1,069,536    1,114,916      832,969      914,490
  Interest..............................     86,991       79,243       70,943       66,196       64,792       47,297       63,872
  Depreciation and amortization.........     63,566       78,057       80,226       82,938       88,734       65,036       77,982
  Restructuring costs...................         --           --       57,000           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total costs and expenses........  2,121,901    2,286,687    2,616,110    2,812,080    2,869,022    2,129,202    2,341,435
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes,
  extraordinary charge and cumulative
  effect of accounting change...........     20,422       41,668        6,148       87,640      114,795       86,034       89,731
Provision for income taxes..............      7,279       12,430        4,203       29,684       37,882       28,391       34,098
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before extraordinary charge and
  cumulative effect of accounting
  change................................     13,143       29,238        1,945       57,956       76,913       57,643       55,633
Extraordinary charge, net of income
  taxes of $5,415 in 1992, $1,155 in
  1993 and $1,188 in 1994...............         --           --       (8,835)      (2,345)      (2,412)          --           --
Cumulative effect of accounting
  change................................         --           --       (5,454)          --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)....................... $   13,143   $   29,238   $  (12,344)  $   55,611   $   74,501   $   57,643   $   55,633
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income (loss) applicable to common
  shares................................ $   12,143   $   29,238   $  (13,344)  $   31,173   $   66,251   $   51,455   $   49,445
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
CONSOLIDATED BALANCE SHEET DATA:
Total assets............................ $1,625,781   $1,677,851   $1,859,361   $2,000,804   $2,322,578   $2,065,094   $2,544,964
Current portion of long-term
  obligations...........................     50,918       35,846       30,466       43,125       60,199       37,336       59,118
Long-term obligations, excluding current
  portion...............................    694,689      629,245      712,896      706,917      918,018      724,181      897,103
Stockholders' equity....................    499,490      600,443      593,505      742,862      827,244      810,587    1,030,681
OPERATING DATA:
Patient days (in thousands).............     30,139       29,334       29,341       29,041       26,766       20,172       19,096
Average occupancy percentage............       87.3%        88.1%        88.4%        88.5%        88.5%        88.4%        88.2%
Number of nursing home beds.............     91,414       90,228       89,298       85,001       78,058       78,360       75,890
OTHER FINANCIAL DATA:
Adjusted EBITDA(1)...................... $  146,524   $  178,920   $  199,815   $  221,505   $  253,743   $  187,658   $  221,318
Capital additions and improvements......     41,979       60,760       77,808       95,542      108,653       82,173       93,715
Rent expense............................    143,163      141,155      140,168      135,262      127,187       95,118       94,853
Ratio of Adjusted EBITDA to
  interest expense, net(1)..............        2.3x         3.0x         3.5x         4.3x         5.1x         5.1x         4.1x
Ratio of earnings to fixed charges(2)...        1.1x         1.3x         1.0x         1.6x         1.9x         1.9x         1.9x

------------------------------

(1) Adjusted EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization, extraordinary items and cumulative effect of an accounting change, as adjusted to exclude a $57,000 restructuring charge in 1992. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Operating Results -- 1993 Compared to 1992." Adjusted EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The Company also believes that the ratio of Adjusted EBITDA to net interest expense is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(2) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes, extraordinary items and cumulative effect of an accounting change plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt discounts and issuance costs and the estimated interest component of rent expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although no comprehensive health care, Medicare or Medicaid reform legislation has yet been implemented, pressures to contain costs and the active discussion and issues raised by the Clinton Administration, Congress and various other groups have impacted the health care delivery system. In November 1995, Congress passed the 1995 Balanced Budget Act providing for, among other things, the reshaping of the Medicare and Medicaid programs. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by the President and Congress provide for significant reductions in the overall rate of Medicare and Medicaid spending growth. There is active discussion concerning this proposed legislation and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on the Company is not readily determinable. However, in their currently proposed form, such legislation could have a material adverse effect on the Company's future financial position, results of operations and cash flows.


     The Company's future operating performance will continue to be affected by the issues facing the long-term health care industry as a whole, including the maintenance of occupancy, its ability to continue to expand higher margin business, the availability of nursing, therapy and other personnel, the adequacy of funding of governmental reimbursement programs, the demand for nursing home care and the nature of any health care reform measures that may be taken by the federal government, as discussed above, as well as by any state governments. The Company's ability to control costs, including its wages and related expenses which continue to rise and represent the largest component of the Company's operating and administrative expenses, will also significantly impact its future operating results.

     As a general matter, increases in the Company's operating costs result in higher patient rates under Medicaid programs in subsequent periods. However, the Company's results of operations will continue to be affected by the time lag in most states between increases in reimbursable costs and the receipt of related reimbursement rate increases. Medicaid rate increases, adjusted for inflation, are generally based upon changes in costs for a full calendar year period. The time lag before such costs are reflected in permitted rates varies from state to state, with a substantial portion of the increases taking effect up to 18 months after the related cost increases.


OPERATING RESULTS


  NINE MONTHS 1995 COMPARED TO NINE MONTHS 1994

     Net income was $55,633,000 for the nine months ended September 30, 1995, as compared to net income of $57,643,000 for the same period in 1994. Income before provision for income taxes was $89,731,000 for the nine months ended September 30, 1995, as compared to $86,034,000 for the same period in 1994.


     The provision for income taxes for the nine months ended September 30, 1995 was based on an estimated annual effective tax rate of 38% for the year ended December 31, 1995, compared to an annual effective tax rate of 33% for the year ended December 31, 1994. The Company's annual effective tax rate in 1994 was different than the federal statutory rate primarily due to the utilization of certain tax credit carryforwards, partially offset by the impact of state income taxes. On January 30, 1996, the Company released its operating results for the year ended December 31, 1995, which included a negative annual effective tax rate of 32%. The Company's annual effective tax rate in 1995 was different than the federal statutory rate primarily due to the impact of non-deductible goodwill included in the adjustments resulting from the adoption of SFAS No. 121.

     Net operating revenues and operating and administrative costs increased approximately $216,400,000 and $182,700,000, respectively, for the nine months ended September 30, 1995, as compared to the same period in 1994. These increases consist of the following: increases in net operating revenues and operating and administrative costs for facilities which the Company operated during each of the nine month periods ended September 30, 1995 and 1994 ("same facility operations") of approximately $137,600,000 and $108,300,000, respectively; increases in net operating revenues and operating and administrative costs of approximately $185,800,000 and $168,900,000, respectively, related to the expanded operations of ATH and the acquisitions of Insta-Care Holdings, Inc. ("Insta-Care") and the institutional pharmacy subsidiaries of Synetic, Inc. ("Synetic") in late 1994 as well as Pharmacy Management Services, Inc. ("PMSI") in mid-1995; and decreases in net operating revenues and operating and administrative costs of approximately $107,000,000 and $94,500,000, respectively, due to the disposition of, or lease terminations on, 28 facilities in 1995 and 77 facilities in 1994.

     The increase in net operating revenues for same facility operations for the nine months ended September 30, 1995, as compared to the same period in 1994, was due to the following: approximately $88,600,000 due primarily to increases in Medicaid room and board rates, and to a lesser extent, private and Medicare room and board rates; approximately $28,800,000 due to increased ancillary revenues as a result of providing additional ancillary services to the Company's Medicare and private-pay patients; approximately $25,000,000 due primarily to increases in pharmacy-related revenues; and approximately $9,000,000 due to various other items. These increases in net operating revenues were partially offset by a decrease of approximately $13,800,000 in net operating revenues due to a reduction in same facility occupancy to 88.6% for the nine months ended September 30, 1995, as compared to 89.4% for the same period in 1994.

     The increase in operating and administrative costs for same facility operations for the nine months ended September 30, 1995, as compared to the same period in 1994, was due to the following: approximately $98,100,000 due to increased wages and related expenses (excluding pharmacy) principally due to higher wages and greater benefits required to attract and retain qualified personnel, the hiring of therapists on staff as opposed to contracting for their services and increased staffing levels in the Company's nursing facilities to cover increased patient acuity; approximately $23,600,000 due to increases in nursing supplies and other variable costs; and approximately $19,600,000 due primarily to increases in pharmacy-related costs and various other items. These increases in operating and administrative costs were partially offset by a decrease of approximately $33,000,000 in operating and administrative costs due to a reduction in contracted therapy services as a result of hiring therapists on staff as opposed to contracting for their services.

     Ancillary revenues are derived from providing services to residents beyond room, board and custodial care. These services include occupational, physical, speech, respiratory and IV therapy, as well as sales of pharmaceuticals and other services. The Company's overall ancillary revenues for the nine months ended September 30, 1995 were approximately $706,500,000 and represented 29.2% of net operating revenues, as compared to approximately $528,200,000 of ancillary revenues for the same period in 1994 which represented 24.0% of net operating revenues for the nine months ended September 30, 1994. The Company is pursuing further growth of ancillary revenues through expansion of specialty services, such as rehabilitation therapy and sales of pharmaceuticals. Due to the Company's continuing efforts to bring therapists on staff, as opposed to contracting for their services, and the corresponding reduction in such costs, the overall rate of growth in ancillary revenues could be adversely impacted. See "-- Liquidity and Capital Resources."

     Interest expense increased approximately $16,600,000 as compared to the same period in 1994 primarily due to additional interest related to the issuance of approximately $308,000,000 of long-term obligations primarily in conjunction with certain acquisitions. Depreciation and amortization expense increased approximately $12,900,000 as compared to the same period in 1994 primarily due to acquisitions, capital additions and improvements and the opening of newly constructed facilities, partially offset by a decrease due to the disposition of, or lease terminations on, certain facilities.

  1994 COMPARED TO 1993

     Net income was $74,501,000 for the year ended December 31, 1994, as compared to net income of $55,611,000, as restated per discussion below, for the same period in 1993. Net income for 1994 includes a $2,412,000 extraordinary charge, net of income taxes, related to the acceleration of unamortized deferred financing costs related to the refinancings of the Company's Commercial Paper Program and 1992 Credit Agreement, as well as certain bond refundings. Net income for 1993 includes a $2,345,000 extraordinary charge, net of income taxes, related to the acceleration of unamortized deferred financing costs associated with certain debt that was repaid or refinanced in 1993.

     The Company's annual effective tax rate was 33% for the year ended December 31, 1994, compared to 34%, as restated, for the same period in 1993. The 1994 and 1993 annual effective tax rates were lower than the statutory rate primarily due to the utilization of certain tax credit carryforwards, partially offset by the impact of state income taxes. At December 31, 1994, the Company had targeted jobs tax credit carryforwards of $21,658,000 for income tax purposes which expire in years 2004 through 2008. For financial reporting purposes, the targeted jobs tax credit carryforwards have been utilized to offset existing net taxable temporary differences reversing during the carryforward periods. However, due to taxable losses in prior years, future taxable income has not been assumed and a valuation allowance of $198,000 and $15,097,000 for the years ended December 31, 1994 and 1993, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. The valuation allowance decreased $14,899,000 from January 1, 1994 due to the utilization of targeted jobs tax credits.

     Net operating revenues and operating and administrative costs increased approximately $84,800,000 and $52,600,000, respectively, for the year ended December 31, 1994, as compared to the same period in 1993. These increases consist of the following: increases in net operating revenues and operating and administrative costs for facilities which the Company operated during each of the years ended December 31, 1994 and 1993 ("same facility operations") of approximately $215,200,000 and $176,900,000, respectively; increases in net operating revenues and operating and administrative costs of approximately $34,800,000 and $35,200,000, respectively, related to the operations of ATH, the acquisition of three nursing facilities in 1993 and the acquisitions of Insta-Care and Synetic in 1994; and decreases in net operating revenues and operating and administrative costs of approximately $165,200,000 and $159,500,000, respectively, due to the disposition of, or lease terminations on, 77 facilities in 1994 and 43 facilities in 1993.

     The increase in net operating revenues for same facility operations for the year ended December 31, 1994, as compared to the same period in 1993, was due to the following: approximately $114,100,000 due primarily to increases in Medicaid room and board rates, and to a lesser extent, private and Medicare room and board rates; approximately $95,800,000 due to increased ancillary revenues as a result of providing additional ancillary services to the Company's Medicare and private-pay patients; approximately $7,600,000 due to a shift in the Company's patient mix to a higher Medicare census; and approximately $21,000,000 due primarily to an increase in pharmacy-related revenues and various other items. The Company's Medicare, private and Medicaid census for same facility operations was 12%, 19%, and 68%, respectively, for the year ended December 31, 1994, as compared to 11%, 19%, and 69%, respectively, for the same period in 1993. These increases in net operating revenues were partially offset by approximately $23,300,000 due to a decrease in same facility occupancy to 89.2% for the year ended December 31, 1994, as compared to 90.2% for the same period in 1993.

     The increase in operating and administrative costs for same facility operations for the year ended December 31, 1994, as compared to the same period in 1993, was due to the following: approximately $88,700,000 due to increased wages and related expenses principally due to higher wages and greater benefits required to attract and retain qualified personnel, the hiring of therapists on staff as opposed to contracting for their services, and increased staffing levels in the Company's nursing facilities to cover higher acuity patients; approximately $62,400,000 due to additional ancillary costs (excluding wages and related expenses) associated with the increase in ancillary services provided to the Company's Medicare and private-pay patients; approximately $5,200,000 due primarily to an increase in supplies purchased to meet the needs of the

Company's higher acuity patients; and approximately $20,600,000 due primarily to increases in pharmacy-related costs and various other items.

     Ancillary revenues are derived from providing services to residents beyond room, board and custodial care. These services include occupational, physical, speech, respiratory and IV therapy, as well as sales of pharmaceuticals and other services. The Company's overall ancillary revenues for the year ended December 31, 1994 were $728,408,000 and represented 24.5% of net operating revenues, as compared to $618,804,000 of ancillary revenues for the same period in 1993 which represented 21.5% of 1993 net operating revenues. Although the Company is pursuing further growth of ancillary revenues through expansion of specialty services, such as rehabilitation and sales of pharmaceuticals, there can be no assurance that such growth will continue. Growth in ancillary revenues, as well as increases in Medicare census, have also resulted in higher costs for the Company due to the higher acuity services being provided to these patients. The Company's overall ancillary costs (excluding wages and related expenses) were $384,480,000 for the year ended December 31, 1994, compared to $347,951,000 for the same period in 1993.

     Interest expense for the year ended December 31, 1994 decreased approximately $1,400,000 as compared to the same period in 1993 primarily due to the following: repayment of approximately $45,000,000 of debt in 1993 with a portion of the proceeds from issuance of the Preferred Stock and the conversion of approximately $46,000,000 in principal amount of the Company's 9% convertible subordinated debentures into shares of Common Stock in 1993, net of additional interest related to the issuance or assumption of approximately $243,000,000 of long-term obligations during 1994 in conjunction with certain acquisitions. Depreciation and amortization expense for the year ended December 31, 1994 increased approximately $5,800,000 as compared to the same period in 1993 primarily due to acquisitions, the opening of newly constructed facilities and over $100,000,000 of capital additions and improvements, partially offset by a decrease due to the disposition of, or lease terminations on, certain facilities.

  1993 COMPARED TO 1992

     Net income was $55,611,000, as restated, for the year ended December 31, 1993, compared to a net loss of $12,344,000, as restated, for the same period in 1992. Income before income taxes and extraordinary charge for 1993 was $87,640,000, as restated, compared to income before income taxes, extraordinary charge and cumulative effect of a change in accounting for income taxes in 1992 of $6,148,000, as restated. The results for 1992 included a $57,000,000 pre-tax restructuring charge, discussed below.

     During 1993, the Company recorded a $2,345,000 extraordinary charge, net of income taxes, related to the acceleration of unamortized deferred financing costs associated with certain debt that was repaid with a portion of the net proceeds from issuance of Preferred Stock, as well as certain bond refundings. During 1992, the Company recorded $8,835,000 of extraordinary charges, net of income taxes, related to the acceleration of unamortized deferred financing costs associated with the repayment of certain debt. In addition, during 1992, the Company adopted Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes," which resulted in the recording of a $5,454,000 cumulative effect adjustment.

     During 1992, the Company recognized a $57,000,000 pre-tax restructuring charge related to a program to discontinue the Company's operation of 33 nursing facilities with historically poor financial performance, and to replace, relocate or sell certain other assets (the "1992 restructuring program"). The $57,000,000 pre-tax restructuring charge was comprised of the following:
$28,000,000 related to the anticipated loss on disposal of 33 nursing facilities; $12,200,000 related to operating losses on such 33 nursing facilities during the anticipated one-year disposal period; $6,500,000 write-down to net realizable value of four facilities expected to be replaced; $3,000,000 write-down of corporate headquarters; and $7,300,000 related to relocation, severance and other costs associated with the centralization of the Company's accounting, finance and management information systems functions.

     The Company's annual effective tax rate was 34% for the year ended December 31, 1993, as restated, compared to 68%, as restated, for the same period in 1992. The higher annual effective tax rate in 1992 resulted from the $57,000,000 pre-tax charge mentioned above which reduced the Company's pre-tax income to a level where the impact of permanent tax differences and state income taxes had a more significant impact on the effective tax rate. In addition, the 1993 annual effective tax rate was lower than the statutory rate primarily due to the utilization of certain tax credit carryforwards.

     Net operating revenues and operating and administrative costs increased approximately $276,700,000 and $255,000,000, respectively, for the year ended December 31, 1993, as compared to the same period in 1992. These increases consist of the following: increases in net operating revenues and operating and administrative costs for facilities which the Company operated during each of the years ended December 31, 1993 and 1992 ("same facility operations") of approximately $265,700,000 and $261,700,000, respectively; increases in net operating revenues and operating and administrative costs of approximately $74,100,000 and $66,900,000, respectively, related to ATH operations and the acquisition of 14 facilities in 1993 and 16 facilities in 1992; and decreases in net operating revenues and operating and administrative costs of approximately $63,100,000 and $73,600,000, respectively, due to the disposition of, or lease terminations on, 43 facilities in 1993 and 23 facilities in 1992.

     The increase in net operating revenues for same facility operations for the year ended December 31, 1993, as compared to the same period in 1992, was due to the following: approximately $143,200,000 due to increased ancillary revenues as a result of providing additional ancillary services to the Company's private and Medicare patients; approximately $103,200,000 due primarily to increases in Medicaid room and board rates, and to a lesser extent, private and Medicare room and board rates; approximately $12,900,000 due to an improvement in the Company's patient mix; and approximately $11,900,000 due to increases in pharmacy-related revenues and various other items. The Company's Medicare, private and Medicaid census for same facility operations was 11%, 19%, and 69%, respectively, for the year ended December 31, 1993, compared to 10%, 19%, and 70%, respectively, for the same period in 1992. These increases in net operating revenues were partially offset by approximately $5,500,000 due to one less calendar day during 1993, as compared to 1992.

     The increase in operating and administrative costs for same facility operations for the year ended December 31, 1993, as compared to the same period in 1992, was due to the following: approximately $106,700,000 due to increased wages and related expenses principally due to higher wages and greater benefits required to attract and retain qualified personnel and the hiring of therapists on staff as opposed to contracting for their services; approximately $117,100,000 due to additional ancillary costs (excluding wages and related expenses) associated with the increase in ancillary services provided to the Company's private and Medicare patients; approximately $15,100,000 due to an increase in the provision for reserves on patient, notes and other receivables primarily as a result of an increase in the Company's private and Medicare revenues, as well as reductions in the provision for doubtful notes in 1992, which did not recur in 1993; approximately $5,300,000 due to increases in supplies and other variable costs required to meet the needs of the Company's higher acuity patients; and approximately $17,500,000 due primarily to increases in pharmacy-related costs and various other items.

     The Company's overall ancillary revenues for the year ended December 31, 1993, were $618,804,000, as restated, and represented 21.5% of net operating revenues, as compared to $458,281,000, as restated, of ancillary revenues for the same period in 1992 which represented 17.6% of 1992 net operating revenues. The Company's overall ancillary costs, excluding wages and related expenses, were $347,951,000, as restated, for the year ended December 31, 1993, compared to $249,509,000, as restated, for the same period in 1992.

     Although there was no significant overall fluctuation in interest income in 1993 as compared to 1992, several offsetting items influenced the amounts. Interest income for the year ended December 31, 1993 increased approximately $800,000 primarily due to interest earned on $100,000,000 of the net proceeds from issuance of the Preferred Stock, which was significantly offset by lower investment yield rates and a decrease in the Company's notes receivable. Interest expense decreased approximately $4,700,000 primarily due to the repayment of approximately $45,000,000 of debt with a portion of the net proceeds from issuance of the Preferred Stock, the conversion of approximately $46,000,000 in principal amount of the Company's 9% convertible subordinated debentures into Common Stock and a reduction in deferred financing costs associated with the repayment of certain debt. Depreciation and amortization expense for the year ended December 31, 1993 increased approximately $2,700,000 as compared to the same period in 1992 primarily due to the acquisition of facilities and over $80,000,000 of capital additions and improvements in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1995, the Company had approximately $55,700,000 in cash and cash equivalents and net working capital of approximately $245,200,000. The Company anticipates that approximately $30,800,000 of its existing cash at September 30, 1995, while not legally restricted, will be utilized to fund certain workers' compensation and general liability claims, and the Company does not expect to use such cash for other purposes. The Company had approximately $98,600,000 of unused commitments under its Revolver/LOC Facility (as defined herein) as of September 30, 1995.

     Net cash provided by operating activities for the nine months ended September 30, 1995 was approximately $130,400,000, an increase of approximately $43,700,000 from the prior year. Net cash used for investing and financing activities was approximately $138,500,000 and $4,200,000, respectively, for the nine months ended September 30, 1995. The Company primarily used cash generated from operations to fund capital expenditures, construction and development totaling approximately $124,600,000. The Company received cash proceeds of approximately $15,000,000 from the dispositions of facilities and other assets and approximately $25,000,000 from the issuance of long-term obligations. Such proceeds, along with borrowings under the Revolver/LOC Facility (as defined herein), were primarily used to repay approximately $35,800,000 of long-term obligations and to fund acquisitions of approximately $30,700,000. Approximately $22,600,000 of net cash proceeds from the sales of certain facilities and other assets during September 1995 was received in October 1995.

     Pursuant to the Exchange, effective November 1, 1995, Beverly exercised its option to exchange all of the outstanding shares of its Preferred Stock for $150,000,000 aggregate principal amount of its Subordinated Debentures. Beverly issued $50 principal amount of Subordinated Debentures in the exchange for each share of Preferred Stock. All holders of Preferred Stock were required to participate in the Exchange. The Subordinated Debentures contain conversion and optional redemption provisions substantially identical to those of the Preferred Stock. Had the Exchange been completed prior to January 1, 1995, the pro forma net income per share for the three-month and nine-month periods ended September 30, 1995 would have been $0.24 and $0.56, respectively.

     In June 1995, Beverly completed its acquisition of PMSI in exchange for approximately 12,400,000 shares of Beverly's $0.10 par value common stock plus closing and related costs. PMSI is a leading nationwide provider of medical cost containment and managed care services to workers' compensation payors and claimants. The acquisition was accounted for as a purchase.

     In June 1995, Beverly issued $25,000,000 aggregate principal amount of taxable revenue bonds ("Series 1995 Bonds"), which require semi-annual interest-only payments at the rate of 6.88% per annum with respect to $7,000,000 of such bonds and interest-only payments at the rate of 7.24% per annum with respect to $18,000,000 of such bonds. The Series 1995 Bonds require a $7,000,000 principal payment in June 2000, mature in June 2005 and are secured by a letter of credit.


     In April 1995, Beverly announced that its Board of Directors had preliminarily approved a plan to spin off approximately 80% of PCA's common stock to Beverly's stockholders. Beverly subsequently disclosed that certain operational difficulties at PCA were adversely affecting PCA's operating results and that it had made changes in PCA's management (including the appointment of Robert D. Woltil as President) and certain of its operating and pricing policies to address these difficulties. On December 19, 1995, Beverly announced that PCA was continuing to experience difficulties consolidating recent acquisitions and that it would defer indefinitely plans to spin off any portion of PCA. On January 17, 1996, the Company announced that Robert D. Woltil resigned as an Executive Vice President of the Company and as President of PCA. A successor has not yet been named. There can be no assurance that the PCA spin-off or any other strategic transaction will occur.



     Beverly intends to use the net proceeds from this Offering (estimated to be approximately $145,600,000) (i) to prepay certain scheduled maturities under the term loan portion of the Morgan Credit Agreement (as defined herein); (ii) to prepay certain scheduled maturities under the LTCB Credit Agreement (as defined herein); (iii) to prepay certain scheduled maturities under the Nippon Credit Agreement (as defined herein); and (iv) to repay short-term borrowings and for general corporate purposes. See "Use of Proceeds."


     The Company believes that its existing cash and cash equivalents, working capital from operations, borrowings under its banking arrangements, issuance of certain debt securities, refinancings of certain existing indebtedness and the estimated net proceeds of this Offering will be adequate to repay its debts due within one year of approximately $59,100,000 ($26,600,000 after giving effect to the Offering and the application of the estimated net proceeds therefrom), to make normal recurring capital additions and improvements for the twelve months ending September 30, 1996 of approximately $118,000,000 (approximately $30,000,000 of which is for ongoing maintenance), to make selective acquisitions, including the purchase of previously leased facilities, and to meet working capital requirements.

                                    BUSINESS

THE COMPANY

     The Company is the largest operator of nursing facilities in the United States, providing care to more of the nation's elderly than any other long-term care company in the United States. At September 30, 1995, the Company operated 706 nursing facilities with 75,890 licensed beds. The facilities are located in 33 states and the District of Columbia, and range in capacity from 20 to 388 beds. At September 30, 1995, the Company also operated 54 institutional pharmacies and pharmacy-related outlets, 34 assisted living centers (containing 1,401 units), 10 transitional hospitals (containing 443 beds), six hospices and four home health care entities. The Company's facilities had average occupancy of 88.2% for the nine months ended September 30, 1995 and 88.5%, 88.5% and 88.4% during the years ended December 31, 1994, 1993 and 1992, respectively. See
"-- Properties."

     In order to serve the growing and increasingly diverse needs of the health care patient population, the Company has broadened its range of services to include: (i) skilled nursing and basic patient care services; (ii) rehabilitation services including physical, occupational, speech and respiratory therapy; (iii) institutional and mail order pharmacy services including the delivery of drugs and related products, infusion therapy services and enteral and urological products; (iv) subacute care services; (v) transitional care services; (vi) assisted living services; (vii) hospice and home health care services; and (viii) case management and other cost containment services with respect to workers' compensation payors, claimants and their employers.

STRATEGY

     The Company's strategy is to be the low cost provider of long-term, subacute, transitional and related specialty health care services, while maintaining superior standards of care. The Company believes that implementation of this strategy will position it to meet the standards of care and the cost containment objectives of government and private payors. By developing programs to meet these objectives, the Company believes it will be positioned to serve not only elderly patient populations, but also workers' compensation, sports injury, post acute, home health and other patient populations. The key elements of the Company's strategy are to:

     Capitalize on National Scope and Breadth of Services. The Company intends to capitalize on its national presence by contracting for its comprehensive services with a variety of payors. The Company is positioning itself to provide its full complement of services to payors on a national basis, thereby providing such payors with the cost savings, consistency of quality and efficiency of contracting with one provider. In addition, the Company believes it has a significant advantage in its ability to develop, support and monitor specialized high quality service programs at a national level, while tailoring these programs to meet the needs of each local market.

     Further Expand Product Line. The Company believes that offering a broad range of high quality services in its network of facilities provides the Company with a greater opportunity to serve its patients from the time those patients enter the health care system until those patients' needs are met. Consequently, the Company continues to expand its traditional "mix" of services to include rehabilitative, subacute, pharmaceutical and medical services in a variety of settings. The Company intends to continue to expand its high quality specialty services through ongoing investment in the development and implementation of programs in markets where such programs will give the Company a competitive advantage. The Company believes that providing a higher level of care through the expansion of its specialty medical services will further diversify the Company's payor mix, expand its customer base and generate increased operating revenues.

     Expand Internal Capabilities. The Company believes that expanding its internal capabilities will enable it to control the quality of care and cost of its services and will allow the Company a high degree of flexibility in adapting its service programs to meet the changing needs of its markets. The Company intends to: (i) develop and own certain ancillary service providers or enter into strategic alliances for such services; (ii) pursue strategic acquisitions; and (iii) strive to capture increasing market share through value added and proprietary service offerings.

     Actively Manage Portfolio of Properties. Management continually evaluates the prospects and opportunities for each of the Company's businesses in the various markets that it serves. Since 1992, Beverly Health and Rehabilitation Services, Inc. ("Beverly Health") has divested 139 nursing facilities and acquired 61 nursing facilities which were previously leased. Beverly Health currently owns approximately 60% of its facilities and intends to continue to acquire leased facilities because owning facilities generally results in lower overall operating costs. In addition, the Company recently divested nine of its retirement living centers and all of its facilities for the mentally retarded and developmentally disabled.

     Pursue Growth and Diversification Through Strategic Acquisitions. Through strategic acquisitions, the Company intends to own more of the components of its specialty health care services delivery system, enabling the Company to maximize its cost effectiveness and quality of care and to be more responsive to the changing needs of its customers.


     - The Company has made several major pharmacy acquisitions in the past year including the purchase of Insta-Care and three subsidiaries of Synetic. The Company will continue to pursue smaller pharmacy acquisitions, strive to capture increased market share through value added and proprietary service offerings and continue to invest in the integration of the Insta-Care and Synetic pharmacy operations.



     - In June 1995, the Company acquired PMSI, a leading nationwide provider of medical cost containment and managed care services to workers' compensation payors, claimants and their employers. Its services include first notice of injury reporting, case management, a preferred provider organization and pharmacy benefit management through both a national retail pharmacy network and home delivery of prescription drugs, medical supplies and medical equipment.

     - In September 1994, the Company acquired ATH, which then operated six transitional hospitals. At September 30, 1995, ATH operated ten transitional hospitals with a total of 443 transitional beds. The Company intends to continue its expansion in the transitional health care market.

INDUSTRY

     As the number of people over the age of 65 continues to grow faster than the overall population and as advances in medicine and technology continue to increase life expectancies, national health care costs are expected to rise faster than the availability of resources from government sponsored health care programs. Accordingly, health care system reform proposals being considered by the federal and certain state governments have an increasing nationwide focus on cost containment. Moreover, payors of health care services, led by managed care networks, are demanding high quality patient care at a low cost, regardless of the setting. These demographic changes and cost containment pressures by government and managed care payors are changing medical practices, resulting in an increasing proportion of complex medical care being delivered outside the hospital setting. The health care industry now offers a broad spectrum of services in nursing homes, home health care and outpatient facilities, hospices and assisted living centers. In addition, many health care providers offer an increasing amount of intensive nursing services -- beyond the traditional custodial care services of a nursing facility -- by providing subacute care to higher acuity patients once those patients leave the acute care hospital setting. Despite these demographic and care driven dynamics, most states currently maintain either moratoriums on new capacity or Certificate of Need restrictions limiting the growth of services.

OPERATIONS

  SERVICE OFFERINGS

     To serve its markets most effectively, the Company has developed the following services:

     Long-Term and Subacute Care. The Company's facilities provide residents with routine long-term care services, including daily dietary, social and recreational services and a full range of pharmacy services and medical supplies. The Company's highly skilled staff also offers complex and intensive medical services to patients with higher acuity disorders (i.e., "subacute care") outside the traditional acute care hospital setting. Since substantially all of the Company's facilities are Medicare certified and, as such, are required to maintain a highly skilled nursing and related staff, the Company is able to provide a full range of subacute programs to Medicare and other patients. As of September 30, 1995, the Company operated a total of 706 nursing facilities in 33 states and the District of Columbia with 75,890 licensed beds.

     Rehabilitation Therapies. The Company has developed and expanded its health care expertise in rehabilitation and provides skilled rehabilitation (occupational, physical, speech and respiratory) therapies in substantially all of its nursing facilities. Through Spectra Rehab Alliance, Inc. ("Spectra"), the Company offers industrial rehabilitation, outpatient therapy clinics, acute hospital therapy contracts and management/consulting rehabilitation programs within the Company's network of facilities and to other health care providers.

     Transitional Care. The Company operates transitional hospitals which address the needs of patients requiring intense therapy regimens, but not necessarily the breadth of services provided within traditional acute care hospitals. In September 1994, the Company acquired ATH, which then operated six transitional hospitals. At September 30, 1995, ATH operated ten transitional hospitals with a total of 443 transitional beds. The typical ATH patient requires an average of six hours of nursing care per day for 30 to 45 days.


     Pharmacy Services. PCA is the nation's largest institutional pharmacy delivering drugs and related products and services, infusion therapy and other health care products (enteral and urological) to nursing facilities, acute care hospitals, home care providers, psychiatric facilities, correctional facilities, assisted living centers, retirement homes and their patients. PCA also provides consultant pharmacist services, which include evaluations of patient drug therapy, and drug handling, distribution and administration within a nursing facility as well as assistance with state and federal regulatory compliance. PCA's mail order pharmacy services workers' compensation payors, claimants and employers. As of September 30, 1995, the Company operated 54 licensed pharmacies in 24 states.


     Other Services. The Company offers other health care related services to payors and patients. These services are provided by MedView Services, Incorporated, a preferred provider organization of approximately 120,000 providers serving workers' compensation claimants nationally; Resource Opportunities, Inc., a workers' compensation injury case management company utilizing approximately 250 vocational nurses; First Notice, a workers' compensation incident reporting system; Beverly Assisted Living, Inc., a provider of health care services to residents generally requiring a lower level of care than the Company's traditional nursing home patients; Hospice Preferred Choice, Inc., a provider of palliative care and nursing services to terminally ill patients, primarily in patients' homes and nursing facilities; and AdviNet, an information and referral system that links payors and employees to long-term care providers.

  ORGANIZATIONAL OVERVIEW

     The Company is organized into four operating units: (i) Beverly Health and its subsidiaries operate nursing facilities, assisted living centers and hospices; (ii) Spectra and its subsidiaries manage the Company's rehabilitation services and cost containment businesses; (iii) ATH and its subsidiaries operate the Company's transitional hospitals; and (iv) PCA and its subsidiaries operate the Company's institutional and mail order pharmacy businesses. Each operating unit is headed by a President who is also a senior officer of Beverly and reports directly to the President of Beverly. Each of the four operating units also has a separate Board of Directors consisting of four senior Beverly executives and the President of the unit.

     Beverly Health's long-term care operations are grouped into seven regions, each headed by a regional Vice President of Operations, reporting to the President of Beverly Health. Each Vice President of Operations supervises from seven to fifteen directors of operations within a region. Each director of operations is, in turn, responsible for five to seventeen facilities. In addition, three physicians, located throughout the country, act as Corporate Medical Directors and provide consulting services to all Beverly Health facilities. Beverly Health's seven regional offices provide operational, financial and human resources oversight to their respective regions, in addition to dietary, nursing and social services through an internal regional consulting staff. Senior management oversight and centralized accounting and reimbursement services for Beverly Health's network are provided by personnel located in Fort Smith, Arkansas.

     Each of Beverly Health's nursing facilities is operated under the immediate supervision of a licensed administrator, a registered nurse serving as the Director of Nursing, a Business Office Manager and the part-time assistance of a consulting physician acting as the Medical Director or advisory physician. The facility administrators report directly to the directors of operations.

     The Company's transitional hospitals are managed by ATH, headquartered in Franklin, Tennessee. The Franklin based staff provides accounting, reimbursement, human resources, hospital development and clinical services to the hospitals. Management oversight of the operation of the transitional hospitals is provided by two Group Vice Presidents. Each transitional hospital is operated under the immediate supervision of an administrator, a registered nurse serving as the Director of Patient Services and a contracted physician acting as the Medical Director.

     PCA and its subsidiaries operate the Company's pharmacy business from headquarters in Longmont, Colorado and Tampa, Florida. The Longmont office provides operations management of institutional pharmacies headed by an Executive Vice President of Operations, who reports directly to the President of PCA. The Longmont office also provides human resources, purchasing, development and billing and collection support. Two Senior Vice Presidents of Operations, reporting to the Executive Vice President, provide management oversight to the 53 licensed institutional pharmacies. Financial and MIS services as well as operations management of PCA's mail order pharmacy business are provided at its Tampa headquarters. A Vice President of Operations, reporting directly to the President of PCA, provides the management oversight of the mail order pharmacy business.

  MARKETING

     The Company believes that the selection of a long-term care facility is strongly influenced by referrals from physicians, hospital discharge planners, community leaders, residents and families. As a result, marketing has traditionally been facility based. The Company's marketing efforts have been directed locally, on a service-by-service basis, toward strengthening relationships between each local facility and those referral sources. These efforts have been supplemented by the corporate marketing department through strategy development and support materials. Recently, in recognition of the development of the Company's expanded service offerings and the significant opportunities for cross-selling its capabilities within its existing patient and payor populations, the Company has begun to augment its facility based efforts with dedicated corporate and regional marketing representatives who will be trained in each of the Company's product areas. As a result, each marketing representative and regional marketing director will focus upon capturing a greater share of all health care expenditures in each market. In addition, the regional marketing representatives', directors' and facility administrators' compensation plans will be structured to maximize overall business development through cross-selling of services. The Company is in the process of hiring a marketing manager in charge of developing relationships nationally with leading managed care payors.

     PCA directs its marketing activities toward nursing facility owners, operators, administrators and directors of nursing, managed care companies and state and federal agencies and associations. PCA markets a fully integrated package of services tailored to the individual nursing facility's needs. In addition to adding new accounts, it is PCA's strategy to further penetrate each account by expanding and cross-selling its other services to the facility and its residents. PCA's marketing activities include sales efforts that are usually conducted by designated salespersons and pharmacy managers. PCA's consultant pharmacists and nurse consultants, because of their direct and ongoing personal contact with client facility staff, are also instrumental in developing and gaining additional business. PCA also participates in industry trade shows and provides seminars on specialized topics offered to the nursing home community in its regional service. PCA believes that these seminars enhance its professional image and credibility among the owners, administrators and staff of nursing facilities and accordingly, serve as an indirect source of additional business.

  FINANCIAL AND MANAGERIAL CONTROLS

     Financial control is maintained through financial and accounting policies that are established at the corporate level for use at and with respect to each facility. Managerial control is maintained through standard operating procedures which establish and promote consistency of operations. Onsite computer systems are utilized by administrators in planning, implementing and monitoring resident care as well as enhancing facility operating performance. New computer software systems are being developed to provide an interface between the clinical and financial reporting functions and to allow administrators, regional managers and corporate financial executives to evaluate financial performance on a timely basis by providing certain key financial data such as payor mix, admissions and discharges, cash collections, net patient care revenues and staffing levels.

     The Company's overall reimbursement controls are coordinated by the Vice President of Reimbursement who reports to the President of Beverly Health. He is supported by finance and reimbursement professionals in each region who are operationally aligned to support the nursing facilities. The responsibilities of these finance/reimbursement teams include coordination of all Medicare, Medicaid and managed care billing and payment activities for the facilities in each state within the respective region. ATH has a separate reimbursement staff of three professionals, located in Franklin, Tennessee, whose responsibilities relate primarily to its transitional hospitals. Similarly, PCA maintains a separate staff of reimbursement professionals responsible for coordinating the regulatory, billing/payment and coverage issues particular to PCA's operations.

     The Company recently developed Beverly Enterprises Automated Clearing House ("BEACH"), an on-line nursing and general health care product supply system, which has allowed the Company to significantly reduce the number of vendors it depends upon, ensure compliance with corporate procurement guidelines and realize cost savings through maximizing vendor discounts.

  QUALITY MANAGEMENT AND TRAINING

     The Company has a Quality Management ("QM") program to help ensure that high quality care is provided in each of its nursing, subacute, transitional and outpatient facilities. The Company's QM program has been a key factor in helping the Company to exceed the industry's nationwide average compliance statistics, as determined by HCFA. The Company's nationwide QM network of health care professionals includes physician Medical Directors, registered nurses, dieticians, social workers and other specialists who work in conjunction with regional and facility based QM professionals. Facility based QM is structured through the Company's Quality Assessment and Assurance committee. With a philosophy of continuous quality improvement, Company-wide clinical indicators are utilized as a database to set goals and monitor thresholds in critical areas directly related to the delivery of health care related services. These continuous internal evaluations, in conjunction with random audits of facility procedures by an audit team headed by the Senior Vice President of QM, are used to identify and correct possible problems. The Senior Vice President of QM reports directly to the President of the Company and the QM Committee of Beverly's Board of Directors.

     The Company provides continuing education programs to its staff, including self-directed learning modules for its licensed (registered and practical) nurses, which are approved for continuing education credits by the National League of Nursing. In addition, the Company provides tuition reimbursement to all levels of staff to encourage continuing education in each employee's area of expertise. The Company believes that these education and training programs, combined with the Company's Magical Moments(TM) philosophy, an initiative designed to recognize and reinforce the importance of customer service, individual care and personal attention, collectively position the Company and its employees to provide superior health care.

REVENUE SOURCES

     The Company receives payments for services rendered to patients from: (a) each of the states in which its nursing facilities are located under the Medicaid program; (b) the federal government under the Medicare program; and (c) private payors, including commercial insurers and managed care payors. The following table sets forth: (i) patient days derived from the indicated sources of payment as a percentage of total patient days, (ii) room and board revenues derived from the indicated sources of payment as a percentage of net operating revenues, and (iii) ancillary and other revenues derived from all sources of payment as a percentage of net operating revenues, for the periods indicated:

                                          MEDICAID             MEDICARE             PRIVATE
                                     ------------------   ------------------   ------------------
                                               ROOM AND             ROOM AND             ROOM AND   ANCILLARY
                                     PATIENT    BOARD     PATIENT    BOARD     PATIENT    BOARD     AND OTHER
                                      DAYS     REVENUES    DAYS     REVENUES    DAYS     REVENUES   REVENUES
YEARS ENDED:
  December 31, 1993................     69%       50%        11%       11%        20%       16%         23%
  December 31, 1994................     68        47         12        11         20        16          26
NINE MONTHS ENDED:
  September 30, 1995...............     68        43         12        11         20        15          31

     Consistent with the long-term care industry in general, changes in the mix of the Company's patient population among the Medicaid, Medicare and private categories can significantly affect the revenue and profitability of the Company's operations. Although the level of cost reimbursement for Medicare patients typically generates the highest revenue per patient day, profitability is not proportionally increased due to the additional costs associated with the required higher level of nursing care and other services for such patients. In most states, private patients generally constitute the most profitable category and Medicaid patients constitute the least profitable category.

     The Company has experienced significant growth in ancillary revenues over the past several years. Ancillary revenues are derived from providing services to residents beyond room, board and custodial care and include occupational, physical, speech, respiratory and IV therapy, as well as sales of pharmaceuticals and other services. Such services are currently provided primarily to Medicare and private pay patients, consistent with the trend in health care of providing a broader range of services in a lower cost setting, such as the Company's nursing facilities. Although the Company is pursuing further growth of ancillary revenues, through acquisitions as well as internal expansion of specialty services such as rehabilitation and sales of pharmaceuticals, there can be no assurance that such growth will continue.

     Medicaid programs are currently in existence in all of the states in which the Company operates nursing facilities. While these programs differ in certain respects from state to state, they are all subject to federally-imposed requirements, and at least 50% of the funds available under these programs is provided by the federal government under a matching program.

     Medicare and most state Medicaid programs utilize a cost-based reimbursement system for nursing facilities, which reimburses facilities for the reasonable direct and indirect allowable costs incurred in providing routine patient care services (as defined by the programs) plus, in certain states, efficiency incentives or a return on equity, subject to certain cost ceilings. These costs normally include allowances for administrative and general costs as well as the costs of property and equipment (e.g., depreciation and interest, fair rental allowance or rental expense). In some states, cost-based reimbursement is subject to retrospective adjustment through cost report settlement. In other states, payments made to a facility on an interim basis that are subsequently determined to be less than or in excess of allowable costs may be adjusted through future payments to the affected facility and to other facilities owned by the same owner. State Medicaid reimbursement programs vary as to methodology used to determine the level of allowable costs which are reimbursed to operators.

     Arkansas, California, Louisiana and Texas provide for reimbursement at a flat daily rate, as determined by the responsible state agency. In all other states with a Medicaid program in which the Company operates in 1995, payments are based upon facility-specific cost reimbursement formulas established by the applicable state. The Medicaid and Medicare programs each contain specific requirements which must be adhered to by health care facilities in order to qualify under the programs.

PROPERTIES

     At September 30, 1995, the Company operated 706 nursing facilities, 34 assisted living centers, 10 transitional hospitals, 54 pharmacies and six hospices in 37 states and the District of Columbia. Most of the Company's 291 leased nursing facilities are subject to "net" leases which require the Company to pay all taxes, insurance and maintenance costs. Most of the Company's leases have original terms from ten to fifteen years and contain at least one renewal option, which could extend the original term of the leases by five to fifteen years. Many of the Company's leases also contain purchase options. The Company considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used. Certain of the nursing facilities and assisted living centers owned by the Company are included in the collateral securing the obligations under its various banking arrangements.

     The following is a summary of the Company's nationwide network of nursing home facilities, assisted living centers, transitional hospitals, pharmacies and hospices at September 30, 1995:

                                  NURSING HOME                         TRANSITIONAL
                                   FACILITIES          ASSISTED          HOSPITALS
                                -----------------   LIVING CENTERS   -----------------
                                          TOTAL     --------------             TOTAL     PHARMACIES   HOSPICES
                                         LICENSED            TOTAL            LICENSED   ----------   --------
           LOCATION             NUMBER     BEDS     NUMBER   UNITS   NUMBER     BEDS       NUMBER      NUMBER
Alabama.......................     21       2,623      1        24     --         --          2          --
Arizona.......................      3         480      1        77      2        101         --          --
Arkansas......................     38       4,550      3        49     --         --          1           1
California....................     73       7,615      1       121     --         --          6          --
Colorado......................     --          --     --        --     --         --          1          --
Connecticut...................      3         427     --        --     --         --          2          --
District of Columbia..........      1         355     --        --     --         --         --          --
Florida.......................     66       7,909      5       482     --         --          8          --
Georgia.......................     23       2,656      2        48     --         --          4          --
Hawaii........................      2         396     --        --     --         --         --          --
Idaho.........................      4         329     --        --     --         --         --          --
Illinois......................      7         597     --        --     --         --         --          --
Indiana.......................     71       5,696      1        16      1         40          1           1
Kansas........................     27       1,825      3        39     --         --          2          --
Kentucky......................      8       1,047     --        --     --         --          1          --
Louisiana.....................      1         200     --        --     --         --         --          --
Maryland......................      4         585      1        16     --         --          1          --
Massachusetts.................     25       2,420     --        --     --         --          2          --
Michigan......................      2         206     --        --     --         --         --          --
Minnesota.....................     37       3,280      2        28     --         --          1           1
Mississippi...................     22       2,504     --        --     --         --          1          --
Missouri......................     33       3,337      3       101     --         --          1          --
Nebraska......................     24       2,210      1        16     --         --         --          --
New Jersey....................      1         150     --        --     --         --         --          --
North Carolina................     12       1,514      1        16     --         --          2          --
Ohio..........................     13       1,525      2       225      1         44          1          --
Oklahoma......................     --          --     --        --      2         64         --          --
Oregon........................     --          --     --        --     --         --          1          --
Pennsylvania..................     42       4,907      3        55     --         --          2          --
Rhode Island..................     --          --     --        --     --         --          1          --
South Carolina................      3         302     --        --     --         --         --          --
South Dakota..................     17       1,236     --        --     --         --         --          --
Tennessee.....................      8       1,066      2        56     --         --          2          --
Texas.........................     49       6,196     --        --      4        194          7           2
Virginia......................     17       2,353      2        32     --         --         --          --
Washington....................     13       1,121     --        --     --         --          2          --
West Virginia.................      3         318     --        --     --         --         --          --
Wisconsin.....................     33       3,955     --        --     --         --          2           1
                                                      --               --                    --          --
                                  ---      ------            -----               ---
                                  706      75,890     34     1,401     10        443         54           6
                                  ===      ======     ==     =====     ==        ===         ==          ==
CLASSIFICATION
Owned.........................    411      45,428     27       691      1         69         --          --
Leased........................    291      30,059      3       200      9        374         54           6
Managed.......................      4         403      4       510     --         --         --          --
                                                      --               --                    --          --
                                  ---      ------            -----               ---
                                  706      75,890     34     1,401     10        443         54           6
                                  ===      ======     ==     =====     ==        ===         ==          ==

GOVERNMENTAL REGULATIONS

     The Company's nursing facilities are subject to compliance with various federal, state and local health care statutes and regulations. Compliance with state licensing requirements imposed upon all health care facilities is a prerequisite for the operation of the facilities and for participation in government-sponsored health care funding programs, such as Medicaid and Medicare. Medicaid is a medical assistance program for the indigent, operated by individual states with the financial participation of the federal government. Medicare is a health insurance program for the aged and certain other chronically disabled individuals, operated by the federal government. Changes in the reimbursement policies of such funding programs as a result of budget cuts by federal and state governments or other legislative and regulatory actions could adversely affect the revenues of the Company.


     Governmental funding for health care programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease program reimbursement to health care facilities. Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although no comprehensive health care, Medicare or Medicaid reform legislation has yet been implemented, pressures to contain costs and the active discussion and issues raised by the Clinton Administration, Congress and various other groups have impacted the health care delivery system. In November 1995, Congress passed the 1995 Balanced Budget Act providing for, among other things, the reshaping of the Medicare and Medicaid programs. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by the President and Congress provide for significant reductions in the overall rate of Medicare and Medicaid spending growth. There is active discussion concerning this proposed legislation and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on the Company is not readily determinable. However, in their currently proposed form, such legislation could have a material adverse effect on the Company's future financial position, results of operations and cash flows.


     In addition to the requirements to be met by the Company's facilities for annual licensure renewal, the Company's health care facilities are also subject to annual surveys and inspections in order to certify their participation in the Medicare and Medicaid programs. In order to maintain their operator's licenses and their certification of participation in Medicare and Medicaid programs, the nursing facilities must meet certain statutory and administrative requirements. These requirements relate to the condition of the facilities and the adequacy and condition of the equipment used therein, the quality and adequacy of personnel, and the quality of medical care. Such requirements are subject to change. There can be no assurance that, in the future, the Company will be able to maintain such licenses and certifications for its facilities or that the Company will not be required to expend significant sums in order to do so.

     HCFA has adopted new survey, certification and enforcement procedures by regulations effective July 1, 1995 to implement the Medicare and Medicaid provisions of OBRA 1987 governing survey, certification and enforcement of the requirements for contract participation by skilled nursing facilities under Medicare and nursing facilities under Medicaid. Among the provisions that HCFA has adopted are requirements (i) that surveys focus on residents' outcomes; (ii) that all deviations from the participation requirements will be considered deficiencies, but that all deficiencies will not constitute noncompliance; and
(iii) that certain types of deficiencies must result in the imposition of a sanction. The regulations also identify alternative remedies and specify the categories of deficiencies for which they will be applied. These remedies include: temporary management; denial of payment for new admissions; denial of payment for all residents; civil money penalties of $50 to $10,000 per day of violation; closure of facility and/or transfer of residents in emergencies; directed plans of correction; and directed inservice training. The regulations also specify under what circumstances alternative enforcement remedies or termination, or both, will be imposed on facilities which are not in compliance with the participation requirements. The Company is currently undertaking an analysis of the procedures in respect of its programs and facilities covered by the revised HCFA regulations and is unable to predict at this time the degree to which its programs and facilities will be determined to be in compliance with regulations. Preliminary results of HCFA surveys for a significant number of the Company's facilities indicate that approximately 91% of such facilities surveyed have been determined to be in compliance with the HCFA criteria. HCFA has reported that of all facilities surveyed nationally (Company and non-Company), approximately 83% of such facilities were determined to be similarly in compliance. Although the Company could be adversely affected if a substantial portion of its programs or facilities were eventually determined not to be in compliance with the revised HCFA regulations, the Company believes its programs and facilities are generally consistent with industry standards.

     The Company believes that its facilities are in substantial compliance with the various Medicaid and Medicare regulatory requirements currently applicable to them. In the ordinary course of its business, however, the Company receives notices of deficiencies for failure to comply with various regulatory requirements. The Company reviews such notices and takes appropriate corrective action. In most cases, the Company and the reviewing agency will agree upon the steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of adverse actions against a facility. These adverse actions can include the imposition of fines, temporary suspension of admission of new patients to the facility, decertification from participation in the Medicaid or Medicare programs and, in extreme circumstances, revocation of a facility's license.

     The Medicaid and Medicare programs provide criminal penalties for entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce business that is reimbursed under these programs. The illegal remuneration provisions of the Social Security Act, also known as the "anti-kickback" statute, prohibit the payment or receipt of remuneration intended to induce the purchasing, leasing, ordering or arranging for any good, facility, service or item paid by Medicaid or Medicare programs. The violation of the illegal remuneration provisions is a felony and can result in the imposition of fines of up to $25,000 per occurrence. In addition, certain states in which the Company's facilities are located have enacted statutes which prohibit the payment of kickbacks, bribes and rebates for the referral of patients. The Medicare program has published certain "Safe Harbor" regulations which describe various criteria and guidelines for transactions which are deemed to be in compliance with the anti-remuneration provisions. Although the Company has contractual arrangements with some health care providers, management believes it is in compliance with the anti-kickback statute and other provisions of the Social Security Act and with the state statutes. However, there can be no assurance that government officials responsible for enforcing these statutes will not assert that the Company or certain transactions in which it is involved are in violation of these statutes. The Social Security Act also imposes criminal and civil penalties for making false claims to the Medicaid and Medicare programs for services not rendered or for misrepresenting actual services rendered in order to obtain higher reimbursement.

     The Medicare and Medicaid programs also provide for the mandatory and/or permissive exclusion of providers of services who are convicted of certain offenses or who have been found to have violated certain laws or regulations. In certain circumstances, conviction of abusive or fraudulent behavior with respect to one facility may subject other facilities under common control or ownership to disqualification from participation in Medicaid and Medicare programs. In addition, some federal and state regulations provide that all facilities under common control or ownership licensed to do business within a state are subject to delicensure if any one or more of such facilities is delicensed.

     While federal regulations do not provide states with grounds to curtail funding of their Medicaid cost reimbursement programs due to state budget deficiencies, states have nevertheless curtailed funding in such circumstances in the past. No assurance can be given that states will not do so in the future or that the future funding of Medicaid programs will remain at levels comparable to the present levels. The United States Supreme Court ruled in 1990 that health care providers may bring suit in federal court to enforce the Medicaid Act requirement that the states reimburse nursing facilities at rates which are reasonable and adequate. Nursing facility operators, such as the Company, have utilized the federal courts to require states to comply with their legal obligation to adequately fund Medicaid programs. However, certain of the legislative proposals discussed above contain provisions which would repeal the provisions of the Medicaid Act which require states to pay reasonable and adequate rates and which would also eliminate the right to judicial review of certain aspects of the reimbursement systems of state Medicaid programs; therefore, there can be no assurance that nursing facility operators will be able to utilize federal courts for such purposes in the future.

COMPETITION

     The long term care industry is highly competitive. The Company's competitive position varies from facility to facility, from community to community and from state to state. Some of the significant competitive factors for the placing of patients in a nursing facility include quality of care, reputation, physical appearance of facilities, services offered, family preferences, location, physician services and price. The Company's operations compete with services provided by nursing facilities, acute care hospitals, subacute facilities, transitional hospitals, rehabilitation facilities, institutional pharmacies and home health care entities. The Company also competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

EMPLOYEES

     At September 30, 1995, the Company had more than 80,000 employees. The Company is subject to both federal minimum wage and applicable federal and state wage and hour laws and maintains various employee benefit plans.

     In recent years, the Company has experienced increases in its labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel, increased staffing levels in its nursing facilities due to greater patient acuity and the hiring of therapists on staff. Although the Company expects labor costs to increase in the future, it is anticipated that any increase in costs will generally result in higher patient rates in subsequent periods, subject to the time lag in most states, of up to 18 months, between increases in reimbursable costs and the receipt of related reimbursement rate increases.

     In the past, the health care industry, including the Company's long-term care facilities, has experienced a shortage of nurses to staff health care operations, and, more recently, the health care industry has experienced a shortage of therapists. The Company is not currently experiencing a nursing or therapist shortage, but it competes with other health care providers for nursing and therapist personnel and may compete with other service industries for persons serving the Company in other capacities, such as nurses' aides. A nursing, therapist or nurse's aide shortage could force the Company to pay even higher salaries and make greater use of higher cost temporary personnel. A lack of qualified personnel might also require the Company to reduce its census or admit patients requiring a lower level of care, both of which could adversely affect operating results.

     Approximately 10% of the Company's employees are represented by various labor unions. Certain labor unions have publicly stated that they are concentrating their organizing efforts within the long-term health care industry. The Company, being one of the largest employers within the long-term health care industry, has been the target of a "corporate campaign" by two AFL-CIO affiliated unions attempting to organize certain of the Company's facilities. Although the Company has never experienced any material work stoppages and believes that its relations with its employees (and the existing unions that represent certain of them) are generally good, the Company cannot predict the effect continued union representation or organizational activities will have on the Company's future activities, but the Company does not believe it will have a material adverse effect on the Company's operations.

     On January 29, 1993, the National Labor Relations Board ("NLRB") found that the Company had violated the National Labor Relations Act (the "Act") at 32 of its facilities prior to 1989 and issued a corporate-wide order requiring that the Company cease and desist from such violations and that it take certain remedial actions. The Company viewed the NLRB's order as incorrect and overly broad and appealed to the U.S. Court of Appeals. On February 28, 1994, the U.S. Court of Appeals for the Second Circuit upheld the Company's appeal and reversed several of the NLRB's findings, holding that the violations were minimal in nature and number and that the corporate-wide and other extraordinary remedies sought by the NLRB and the unions were inappropriate.

     The NLRB instituted two subsequent consolidated administrative proceedings against the Company alleging the commission of additional unfair labor practices under the Act at 31 of the Company's facilities. Such proceedings are in various stages of litigation, and the NLRB's General Counsel is seeking the same kind of corporate-wide order denied by the Second Circuit in the earlier case. The Company is vigorously defending the proceedings and believes that the request for a corporate-wide remedy is wholly without merit.

                                   MANAGEMENT


     The table below sets forth, as to each executive officer and director of Beverly, his name, positions with Beverly and age. Each executive officer and director of Beverly holds office until a successor is elected, or until the earliest of death, resignation or removal. Each executive officer is elected or appointed by the Board of Directors. The information below is given as of January 26, 1996.



                NAME                                      POSITION                       AGE
David R. Banks(1)....................    Chairman of the Board, Chief Executive          58
                                         Officer and Director
Boyd W. Hendrickson..................    President, Chief Operating Officer and          51
                                         Director
William A. Mathies...................    Executive Vice President and President of       36
                                           Beverly Health
T. Jerald Moore......................    Executive Vice President                        55
Robert W. Pommerville................    Executive Vice President, General Counsel       55
                                         and Secretary
Bobby W. Stephens....................    Executive Vice President                        51
Eugene B. Clarke.....................    Senior Vice President -- Quality                55
                                         Management
Robert C. Crosby.....................    Senior Vice President and President of ATH      56
Schuyler Hollingsworth, Jr...........    Senior Vice President and Treasurer             49
Scott M. Tabakin.....................    Senior Vice President, Controller, Chief        37
                                           Accounting Officer and Acting Chief
                                           Financial Officer
Mark D. Wortley......................    Senior Vice President and President of          40
                                         Spectra
Beryl F. Anthony, Jr.(2)(3)(5).......    Director                                        57
James R. Greene(2)(4)................    Director                                        74
Edith E. Holiday(3)(4)(5)............    Director                                        43
Jon E. M. Jacoby(1)(2)...............    Director                                        57
Risa J. Lavizzo-Mourey, M.D.(2)(4)...    Director                                        41
Louis W. Menk(3)(4)(5)...............    Director                                        77
Marilyn R. Seymann(1)(3)(4)(5).......    Director                                        53


------------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

(4) Member of the Quality Management Committee.

(5) Member of the Nominating Committee.

     Mr. Banks has been a director of Beverly since 1979 and has served as Chief Executive Officer since May 1989 and Chairman of the Board since March 1990. Mr. Banks was President of Beverly from 1979 to September 1995. Mr. Banks is a director of Nationwide Health Properties, Inc., Ralston Purina Company, Wellpoint Health Networks, Inc., and trustee for the University of the Ozarks and Occidental College.

     Mr. Hendrickson joined Beverly in 1988 as a Division President. He was elected Vice President of Marketing in May 1989, Executive Vice President of Operations and Marketing in February 1990, President of Beverly Health in January 1995 and President, Chief Operating Officer and a director of Beverly in September 1995.

     Mr. Mathies joined Beverly in 1981 as an Administrator in training. He was an Administrator until 1986 at which time he became a Regional Manager. In 1988, Mr. Mathies was elected Vice President of Operations for the California region and was elected Executive Vice President of Beverly and President of Beverly Health in September 1995.

     Mr. Moore joined Beverly as Executive Vice President in December 1992. Mr. Moore was employed at Aetna Life and Casualty from 1963 to 1992 and was elected Senior Vice President in 1990.

     Mr. Pommerville first joined Beverly in 1970 and left in 1976. Mr. Pommerville rejoined Beverly as Vice President and General Counsel in 1984 and was elected Secretary in February 1990, Senior Vice President in March 1990 and Executive Vice President in February 1995.

     Mr. Stephens joined Beverly as a staff accountant in 1969. He was elected Assistant Vice President in 1978, Vice President of Beverly and President of Beverly's Central Division in 1980, and Executive Vice President in February 1990. Mr. Stephens is a director of City National Bank in Fort Smith, Arkansas, Beverly Japan Corporation, Western Arkansas Counseling and Guidance Center, Inc. and Harbortown Properties, Inc.


     Mr. Clarke joined Beverly in 1987 as a Director of Government Program Compliance. He was elected Vice President in 1989 and Senior Vice
President -- Quality Management in December 1991. Mr. Clarke is a director of St. Edward Mercy Medical Center.


     Mr. Crosby joined Beverly in 1994 with the acquisition of ATH. He was elected Senior Vice President of Beverly and President of ATH in September 1994. Mr. Crosby was Chairman of the Board, President and Chief Executive Officer of ATH from 1992 to 1994 and President and Chief Executive Officer of StatCorp, Inc. from 1989 to 1991.

     Mr. Hollingsworth joined Beverly in June 1985 as Assistant Treasurer. He was elected Treasurer in 1988, Vice President in 1990 and Senior Vice President in March 1992. Mr. Hollingsworth is a director of Sparks Regional Medical Center.

     Mr. Tabakin joined Beverly in October 1992 as Vice President, Controller and Chief Accounting Officer. He was elected Senior Vice President in May 1995 and acting Chief Financial Officer in September 1995. From 1980 to 1992, Mr. Tabakin was with Ernst & Young LLP, in Norfolk, Virginia.

     Mr. Wortley joined Beverly as Senior Vice President and President of Spectra in September 1994. From 1988 to 1994, Mr. Wortley was an officer of Therapy Management Innovations, which provides rehabilitation consulting services to Beverly under contract.

     Mr. Anthony served as a member of the United States Congress and was Chairman of the Democratic Congressional Campaign Committee from 1987 through 1990. In 1993, he became a partner in the Winston & Strawn law firm. He has been a director of Beverly since January 1993.

     Mr. Greene's principal occupation has been that of a director and consultant to various U.S. and international businesses since 1986. He is a director of a number of mutual funds of Alliance Capital Management Corporation, Buck Engineering Company and Bank Leumi. He has been a director of Beverly since January 1991.

     Ms. Holiday is an attorney. She served as White House Liaison for the Cabinet to all federal agencies during the Bush administration. Prior to that, Ms. Holiday served as General Counsel of the U.S. Treasury Department, as well as its Assistant Secretary of Treasury for Public Affairs and Public Liaison. She is a director of Amerada Hess Corporation, Bessemer Trust Company, N.A., Bessemer Trust Company of New Jersey, Hercules Incorporated and H.J. Heinz Company. She has been a director of Beverly since March 1995.

     Mr. Jacoby is Executive Vice President, Chief Financial Officer and a director of Stephens Group, Inc. Mr. Jacoby has held the indicated positions with Stephens Group, Inc. since 1986, and prior to that time, served as Manager of the Corporate Finance Department and Assistant to the President of Stephens Inc. Mr. Jacoby is a director of the American Classic Voyages Company, Delta and Pine Land Company, Inc., Medicus Systems, Inc. and Southwestern Life Corporation. He has been a director of Beverly since February 1987.

     Dr. Lavizzo-Mourey is Director of the Institute of Aging, Chief of the Division of Geriatric Medicine and Associate Executive Vice President for health policy at the University of Pennsylvania, Ralston-Penn Center.

From 1992 to 1994, Dr. Lavizzo-Mourey was in the Senior Executive Service in the Agency for Health Care Policy and Research, U.S. Public Health Service of the Department of Health and Human Services. She is a director of Medicus Systems, Inc., and has been a director of Beverly since March 1995.

     Mr. Menk is Chairman of Black Mountain Gas Company. He retired in 1982 as Chairman and Chief Executive Officer of International Harvester Company, the predecessor to Navistar International Corporation. He has been a director of Beverly since July 1989.

     Ms. Seymann is President and Chief Executive Officer of M One, Inc., a management and information systems consulting firm specializing in the financial services industry. From 1990 to 1993, Ms. Seymann was Director and Vice Chairman of the Federal Housing Finance Board. Prior to that, she served as Managing Director of Andersen Asset Based Services, a unit of Arthur Andersen LLP. From 1986 to 1990, Ms. Seymann was Executive Vice President of Chase Bank of Arizona and served as President, Private Banking of Chase Trust Company from 1987 to 1990. She has been a director of Beverly since March 1995.

                          DESCRIPTION OF SENIOR NOTES

     The Senior Notes will be issued pursuant to an Indenture (the "Indenture") among Beverly, the Guarantors and Chemical Bank, as Trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL


     The Senior Notes will be unsecured senior obligations of Beverly limited in
aggregate principal amount to $150 million and will mature on             ,
2006. The Senior Notes will be general unsecured obligations of Beverly ranking senior to all existing and future subordinated Indebtedness of Beverly, and pari passu in right of payment with all other existing and future Indebtedness of Beverly. The Senior Notes will be guaranteed on a senior unsecured basis by substantially all of the present and future Subsidiaries of Beverly.


     Interest on the Senior Notes will accrue at the rate per annum set forth on the cover page of this Prospectus and will be payable semi-annually in arrears
on           and           of each year, commencing on           , 1996, to
Holders of record on the immediately preceding           and           ,
respectively. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of Beverly maintained for such purpose within the City and State of New York or, at the option of Beverly, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments with respect to Senior Notes, the Holders of which have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders. Until otherwise designated by Beverly, Beverly's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION


     Beverly will not have the right to redeem any Senior Notes prior to
            , 2001. The Senior Notes will be redeemable at the option of
Beverly, in whole or in part, at any time on or after             , 2001 upon
not less than 30 days nor more than 60 days notice to each Holder of Senior Notes, at the following redemption prices (expressed as percentages of the
principal amount) if redeemed during the 12-month period commencing           of
the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:



                                       YEAR                                     PERCENTAGE
    2001......................................................................        %
    2002......................................................................
    2003......................................................................
    2004 and thereafter.......................................................     100%


     In the case of a partial redemption, the Trustee shall select the Senior Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Senior Notes may be redeemed in part in multiples of $1,000 only.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the Redemption Date to the Holder of each Senior Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Senior Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that upon surrender of such Senior Note, a new Senior Note or Senior Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," Beverly will not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require Beverly to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control (the "Change of Control Payment Date"). Within 30 days following any Change of Control, Beverly will mail, or at Beverly's request the Trustee will mail, a notice to each Holder offering to repurchase the Senior Notes held by such Holder pursuant to the procedures specified in such notice. Beverly will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.


     On the Change of Control Payment Date, Beverly will, to the extent lawful,
(1) accept for payment all Senior Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by Beverly. The paying agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. Beverly will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     A failure by Beverly to comply with the provisions of the two preceding paragraphs will constitute an Event of Default. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Senior Notes to require that Beverly repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction. See "-- Certain Covenants -- Events of Defaults and Remedies."


     The terms of substantially all of the Company's Debt Instruments require that the Company repay or refinance indebtedness under such Debt Instruments in the event of a change of control, as defined in such Debt Instruments. Such change of control provisions may be triggered under such Debt Instruments prior to the occurrence of a Change of Control, thereby requiring that the indebtedness under such Debt Instruments be repaid or refinanced prior to Beverly repurchasing any Senior Notes upon the occurrence of a Change of Control. As such, Beverly may not be able to satisfy its obligations to repurchase the Senior Notes unless the Company is able to refinance or obtain waivers with respect to such Debt Instruments. There can be no assurance that Beverly will have the financial resources to repurchase the Senior Notes in the event of a Change of Control. See "Description of Certain Indebtedness."


  ASSET SALES

     The Indenture will provide that Beverly will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) Beverly (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively determined by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by Beverly or such Subsidiary is in the form of cash or Cash Equivalents, provided that for purposes of this provision, (x) the amount of (A) any liabilities (as shown on the most recent balance sheet of Beverly or such Subsidiary or in the notes thereto) of Beverly or such Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or the Guarantees) that are assumed by the transferee of any such assets and (B) any securities or other obligations received by Beverly or any such Subsidiary from such transferee that are immediately converted by Beverly or such Subsidiary into cash or Cash Equivalents (or as to which Beverly or such Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash or Cash Equivalents within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash or Cash Equivalents within such 90-day period) will be deemed to be cash or Cash Equivalents (but shall not be deemed to be Net Proceeds for purposes of the following provisions until reduced to cash or Cash Equivalents) and (y) the fair market value of any Non-Cash Consideration received by Beverly or a Subsidiary in any Non-Qualified Asset Sale shall be deemed to be cash to the extent that the aggregate fair market value (as conclusively determined by resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of all Non-Cash Consideration (measured at the time received and without giving effect to any subsequent changes in value) received by Beverly or any of its Subsidiaries since the date of the Indenture in all Non-Qualified Asset Sales does not exceed 6% of Beverly's Stockholders' Equity as of the date of such consummation. Notwithstanding the foregoing, to the extent Beverly or any of its Subsidiaries receives Non-Cash Consideration as proceeds of an Asset Sale, such Non-Cash Consideration shall be deemed to be Net Proceeds for purposes of (and shall be applied in accordance with) the following provisions when Beverly or such Subsidiary receives cash or Cash Equivalents from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such Non-Cash Consideration.


     The provisions of clauses (i) and (ii) of the immediately preceding paragraph shall not apply to the Spinoff Transaction if, after giving pro forma effect to such transaction, including the application by Beverly of the net proceeds, if any, of any such transaction, as if it had occurred at the beginning of the Reference Period immediately preceding the date on which such transaction occurs, (i) Beverly would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", (ii) Beverly's Fixed Charge Coverage Ratio would not be reduced by 15% or more from Beverly's actual Fixed Charge Coverage Ratio for such Reference Period, (iii) Beverly's Debt to Consolidated Cash Flow Ratio as of the date such transaction occurs would not be increased by 15% or more from Beverly's actual Debt to Consolidated Cash Flow Ratio as of such date, (iv) PCA shall have satisfied in full all Indebtedness of PCA and its Subsidiaries to Beverly and its Subsidiaries and (v) no Default or Event of Default would exist. If the Spinoff Transaction (including Beverly's proposed application of the net proceeds thereof, if any) satisfies the requirements of the immediately preceding sentence, Beverly shall be entitled to (A) consummate the Spinoff Transaction and (B) use up to $100 million of the Net Proceeds of such transaction to make Restricted Payments or for any other purpose not prohibited by the Indenture; provided that (x) any Net Proceeds in excess of $100 million shall be applied in accordance with the following provisions and (y) all Non-Cash Consideration received by Beverly or any Subsidiary of Beverly as a result of or in connection with the Spinoff Transaction will be deemed to be Net Proceeds for purposes of (and shall be applied in accordance with) the foregoing clause (B) and the following provisions when Beverly or such Subsidiary receives cash or Cash Equivalents from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such Non-Cash Consideration.


     Pursuant to the Indenture, within 365 days after the receipt of any Net Proceeds from an Asset Sale, Beverly or such Subsidiary may apply such Net Proceeds (i) to purchase one or more Nursing Facilities or Related Businesses and/or a controlling interest in the Capital Stock of a Person owning one or more Nursing Facilities and/or one or more Related Businesses, (ii) to make a capital expenditure or to acquire other tangible assets, in each case, that are used or useful in any business in which Beverly is permitted to be engaged pursuant to the covenant described below under the caption "-- Certain
Covenants -- Line of Business," (iii) to permanently reduce Indebtedness (other than Subordinated Indebtedness) of Beverly or its Subsidiaries, (iv) to permanently reduce Senior Revolving Debt (and to correspondingly reduce commitments with respect thereto, except that up to an aggregate of $20 million of Net Proceeds from Asset Sales may be applied after the date of the Indenture to reduce Senior Revolving Debt without a corresponding reduction in commitments with respect thereto) or (v) if such Net Proceeds are derived from the Spinoff Transaction, use up to $100 million of the Net Proceeds of such transaction to make Restricted Payments or for any other purpose not prohibited by the Indenture, in accordance with the second sentence of the preceding paragraph. Pending the final application of any such Net Proceeds, Beverly or such Subsidiary may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25 million, Beverly will be required to make an offer to all Holders of Senior Notes and holders of any other Indebtedness of Beverly ranking on a parity with the Senior Notes from time to time outstanding with similar provisions requiring Beverly to make an offer to purchase or to redeem such Indebtedness with the proceeds from any Asset Sales, pro rata in proportion to the respective principal amounts of Senior Notes and such other Indebtedness then outstanding (a "Senior Asset Sale Offer") to purchase the maximum principal amount of the Senior Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes and such other Indebtedness tendered pursuant to a Senior Asset Sale Offer is less than the Excess Proceeds, Beverly may use any remaining Excess Proceeds for general corporate purposes not prohibited at the time under the Indenture. If the aggregate principal amount of Senior Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Senior Notes and such other Indebtedness will be purchased on a pro rata basis. Upon completion of a Senior Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.


CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture will provide that Beverly will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Equity Interests of Beverly or any of its Subsidiaries (other than (x) dividends or distributions payable in Qualified Equity Interests of Beverly, (y) dividends or distributions payable to Beverly or any Subsidiary of Beverly, and (z) dividends or distributions by any Subsidiary of Beverly payable to all holders of a class of Equity Interests of such Subsidiary on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Beverly or any of its Subsidiaries;
(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at the original final maturity date thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash or Cash Equivalents, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by Beverly or such Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) Beverly would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the Reference Period immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and


          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Beverly and its Subsidiaries after December 31, 1995 (excluding Restricted Payments permitted by clauses (w), (x), (y) and
     (z) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of Beverly for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after December 31, 1995 to the end of Beverly's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary of Beverly) since December 31, 1995 of Qualified Equity Interests of Beverly or of debt securities of Beverly or any of its Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of Beverly, plus
     (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (net of taxes and the cost of disposition, if any) or
     (B) the initial amount of such Restricted Investment, plus (iv) $20 million.


     The foregoing provisions will not prohibit the following Restricted
Payments: (v) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have otherwise complied with the provisions of the Indenture; (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Beverly or any Subsidiary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of Beverly) of Qualified Equity Interests of Beverly; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (x) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of Beverly) of Qualified Equity Interests of Beverly; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (y) any purchase or defeasance of Subordinated Indebtedness to the extent required upon a change of control or asset sale (as defined therein) by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, but only if Beverly (i) in the case of a Change of Control, has complied with its obligations under the provisions described under the covenant entitled "Repurchase at the Option of the Holders -- Change of Control" or (ii) in the case of an Asset Sale, has applied the Net Proceeds from such Asset Sale in accordance with the provisions under the covenant entitled "Repurchase at the Option of the Holders -- Asset Sales" and (z) any Restricted Payment permitted in accordance with the provisions of the second paragraph of the covenant entitled "Repurchase at the Option of Holders -- Asset Sales"; provided, however, in the case of each of clauses (w),
(x), (y) and (z) of this paragraph no Default or Event of Default shall have occurred or be continuing at the time of such Restricted Payment or would occur as a consequence thereof.

     Not later than the date of making any Restricted Payment, Beverly shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture will provide that Beverly will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the Indenture any Indebtedness (including Acquired Debt) and Beverly will not permit any of its Subsidiaries (other than Beverly Funding), to issue any shares of preferred stock; provided, however, that Beverly and its Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Reference Period immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such Reference Period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued.

     The foregoing provisions will not apply to:


          (i) the incurrence by Beverly or any of its Subsidiaries of Senior Revolving Debt pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential reimbursement obligation of Beverly or any Subsidiary with respect thereto) not to exceed an amount equal to $150 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" after the date of the Indenture;


          (ii) the incurrence by Beverly and the Guarantors of Indebtedness represented by the Senior Notes;

          (iii) the incurrence by Beverly or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including, without limitation, Existing Indebtedness);

          (iv) the incurrence by Beverly or any of its Subsidiaries of intercompany Indebtedness between or among Beverly and any of its
     Subsidiaries: provided that in the case of such Indebtedness of Beverly, such obligations shall be unsecured;

          (v) the incurrence by Beverly or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness or the amount of such receivable or liability to which such Hedging Obligation relates;

          (vi) the incurrence by Beverly or any of its Subsidiaries of Indebtedness represented by performance bonds, warranty or contractual service obligations, standby letters of credit or appeal bonds, in each case to the extent incurred in the ordinary course of business of Beverly or such Subsidiary; and

          (vii) the incurrence by Beverly or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $100 million.

For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by the second paragraph of this covenant, Beverly shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the categories of permitted Indebtedness described above and (ii) the outstanding principal amount on any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness on such date.

  LIENS

     The Indenture will provide that Beverly will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the Indenture and the Senior Notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture will provide that Beverly will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (other than Beverly Funding) to (i)(a) pay dividends or make any other distributions to Beverly or any of its Subsidiaries
(1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Beverly or any of its Subsidiaries, (ii) make loans or advances to Beverly or any of its Subsidiaries or (iii) transfer any of its properties or assets to Beverly or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by Beverly or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition or in violation of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture except to the extent that such Consolidated Cash Flow would be permitted to be dividended to Beverly without the prior consent or approval of any third party, (e) customary non-assignment provisions in leases entered into in the ordinary course of business, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (h) the Credit Agreement and related documentation as the same is in effect on the date of the Indenture and as amended or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the Credit Agreement and related documentation as in effect on the date of the Indenture. Nothing contained in this "Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant shall prevent Beverly or any Subsidiary of Beverly from creating, incurring, assuming or suffering to exist any Permitted Liens or entering into agreements in connection therewith that impose restrictions on the transfer or disposition of the property or assets subject to such Permitted Liens.

  LINE OF BUSINESS

     The Indenture will provide that Beverly will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the ownership, operation and management of Nursing Facilities and Related Businesses.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that Beverly may not consolidate or merge with or into (whether or not Beverly is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Beverly is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Beverly) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Beverly) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Beverly under the Senior Notes and the Indenture pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) Beverly or the entity or Person formed by or surviving any such consolidation or merger (if other than Beverly), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Beverly immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES


     The Indenture will provide that neither Beverly nor any of its Subsidiaries will sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Beverly or the relevant Subsidiary than those that could have been obtained in a comparable transaction by Beverly or such Subsidiary with an unrelated Person and (ii) Beverly delivers to the Trustee (a) with respect to an Affiliate Transaction involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to an Affiliate Transaction involving aggregate consideration in excess of $10 million, an opinion as to the fairness to Beverly or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that (x) transactions or payments pursuant to any employment arrangements, director or officer indemnification agreements or employee or director benefit plans entered into by Beverly or any of its Subsidiaries in the ordinary course of business of Beverly or such Subsidiary, (y) transactions between or among Beverly and/or its Subsidiaries and (z) Restricted Payments permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," in each case, shall not be deemed to be Affiliate Transactions.


  RELEASE OF GUARANTORS


     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all of its assets) to an entity which is not a Subsidiary of Beverly, or upon the dissolution of any Guarantors which sale, disposition or dissolution is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from its obligations under its Guarantee of the Senior Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any Indebtedness of Beverly shall also terminate upon such sale, disposition or dissolution. Notwithstanding the foregoing, if upon consummation of the Spinoff Transaction PCA ceases to satisfy the conditions necessary to be a Subsidiary of Beverly under the definition of "Subsidiary", PCA shall be deemed released from its Guarantee of the Senior Notes.


REPORTS

     The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, Beverly will furnish to the Holders of Senior Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Beverly were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Beverly's certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, Beverly will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES


     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment, when due, of interest on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by Beverly or any Guarantor to comply with the provisions described under the caption "-- Repurchase at the Option of Holders -- Change of Control" or "-- Repurchase at the Option of
Holders -- Asset Sales,"; (iv) failure by Beverly or any Guarantor for 30 days after notice to comply with the provisions described under the caption
"-- Certain Covenants -- Restricted Payments" or "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by Beverly or any Guarantor for 60 days after notice to comply with any of its agreements in the Indenture or the Senior Notes; (vi) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Beverly or any of its Significant Subsidiaries (or the payment of which is guaranteed by Beverly or any of its Significant Subsidiaries), whether such Indebtedness or guarantee exists on the date of the Indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates in excess of $20 million;
(vii) failure by Beverly or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) any Guarantee shall cease for any reason not permitted by the Indenture to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to Beverly or any of its Significant Subsidiaries.


     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Beverly, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee on behalf of the Holders of all of the Senior Notes, may waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Senior Notes.

     Beverly is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Beverly is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Beverly, as such, shall have any liability for any obligations of Beverly under the Senior Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) Beverly's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Beverly's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Beverly may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Beverly must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Senior Notes on the Maturity Date; (ii) in the case of Legal Defeasance, Beverly shall have delivered to the Trustee an opinion of counsel in the United States confirming that (A) Beverly has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such outstanding Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Beverly shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders of such outstanding Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Beverly or any of its Subsidiaries is a party or by which Beverly or any of its Subsidiaries is bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such deposit); (vi) Beverly must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Beverly must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Beverly with the intent of preferring the Holders of such Senior Notes over the other creditors of

Beverly with the intent of defeating, hindering, delaying or defrauding creditors of Beverly or others; and (viii) Beverly must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Beverly may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for such Senior Notes).


     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note, (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the Payment Default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, or (vii) make any change in the foregoing amendment and waiver provisions.



     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, Beverly, the Guarantors and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for additional Guarantors of the Senior Notes or the release, in accordance with the Indenture, of any Guarantor, to provide for the assumption of Beverly's or any Guarantor's obligations to Holders of Senior Notes in the case of a merger, consolidation or sale of assets, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence and provide for the acceptance of the appointment of a successor Trustee with respect to the Securities, or in any other case, pursuant to the provisions of the Indenture, where a supplemental indenture is required or permitted to be entered into without the consent of any Holder of Senior Notes.


CONCERNING THE TRUSTEE

     The Indenture will contain certain limitations on the rights of the Trustee, should the Trustee become a creditor of Beverly, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Trustee also serves as trustee under the indenture governing Beverly's Subordinated Debentures and is an affiliate of Chemical Securities Inc., an underwriter in this Offering.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback or by merger or consolidation) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Beverly and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issuance or sale by Beverly or any of its Subsidiaries of Equity Interests of any of Beverly's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $10 million or (b) for net proceeds in excess of $10 million. Notwithstanding the foregoing:
(a) a transfer of assets by Beverly to a Subsidiary or by a Subsidiary to Beverly or to another Subsidiary, (b) an issuance of Equity Interests by a Subsidiary to Beverly or to another Subsidiary, (c) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" and (d) a Nursing Facility Swap will not be deemed to be an Asset Sale.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances (or, with respect to foreign banks, similar instruments) with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition, and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in the foregoing clauses (i) through (v).

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Beverly and its Subsidiaries taken as a whole to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of Beverly, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of Beverly, by way of merger or consolidation or otherwise, or
(iii) the first day on which a majority of the members of the Board of Directors of Beverly are not Continuing Directors.


     The phrase "all or substantially all" of the assets of Beverly will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a Holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that Beverly will be able to acquire Senior Notes tendered upon the occurrence of a Change of Control.



     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (ii) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus (iii) depreciation and amortization (including amortization of goodwill and other intangibles) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus
(iv) other non-cash items of such Person and its Subsidiaries for such period to the extent such non-cash items were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, the depreciation and amortization of, and the other non-cash items of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Beverly by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.


     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided that, (i) the Net Income, if positive, of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income, if positive, of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Redeemable Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Beverly who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.


     "Credit Agreement" means that certain Credit Agreement, dated as of November 1, 1994, by and among Beverly California Corporation, now known as Beverly Health, Beverly and Morgan Guaranty Trust Company of New York and the other banks that are parties thereto, providing for $225 million in aggregate principal amount of senior term debt and up to $150 million in aggregate principal amount of Senior Revolving Debt, including any related notes, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.


     "Debt to Consolidated Cash Flow Ratio" means with respect to any Person as of any date of determination (the "Debt Ratio Calculation Date"), the ratio of
(i) the aggregate amount of Indebtedness of such Person and its Subsidiaries, on a consolidated basis, outstanding as of the Debt Ratio Calculation Date to (ii) the Consolidated Cash Flow of such Person for the Reference Period immediately preceding such Debt Ratio Calculation Date. In the event that such Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the Reference Period but prior to the Debt Ratio Calculation Date, then the Debt to Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable Reference Period. For purposes of making the computation referred to above, (i) acquisitions that have been made by such Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Reference Period and on or prior to the Debt Ratio Calculation Date shall be deemed to have occurred on the first day of the Reference Period, (ii) the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Debt Ratio Calculation Date shall be excluded and (iii) in any Reference Period commencing on or prior to November 1, 1995, the Exchange shall be deemed to have occurred on the first day of such Reference Period.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Collateral" means property or assets of Beverly or its Subsidiaries (other than Beverly Funding) that are, or since the Closing Date have been, subject to one or more Permitted Liens.

     "Existing Indebtedness" means Indebtedness of Beverly and its Subsidiaries in existence on the date of the Indenture until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable Reference Period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Beverly or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period, (ii) the Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded and (iii) in any Reference Period commencing on or prior to November 1, 1995, the Exchange shall be deemed to have occurred on the first day of such Reference Period.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) interest actually paid by such Person or any of its Subsidiaries under any guarantee of Indebtedness or other obligation of any other Person and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; provided, however, in the event that any cash dividend payment is deductible for federal, state and/or local tax purposes, the amount of the tax deduction relating to such cash dividend payment for such period shall be subtracted from the Fixed Charges for such Person for such period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

     "Indebtedness" means, with respect to any Person, (i) any Redeemable Stock of such Person, (ii) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (iii) all indebtedness of any other Person secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and,
(iv) to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.


     "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of Beverly or any Subsidiary to the extent permitted by the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; provided, however, Investments shall not be deemed to include extensions of trade credit by such Person or any of its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of such Person or such Subsidiary, as the case may be.



     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).



     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, and before any reduction in respect of preferred stock dividends, excluding, however, the effect of any extraordinary or other material non-recurring gain or loss outside the ordinary course of business, together with any related provision for taxes on such extraordinary or other material non-recurring gain or loss.


     "Net Proceeds" means the aggregate cash or Cash Equivalent proceeds received by Beverly or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any other expenses incurred or to be incurred by Beverly or a Subsidiary as a direct result of the sale of such assets (including, without limitation, severance, relocation, lease termination and other similar expenses), taxes actually paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness (other than Subordinated Indebtedness or Senior Revolving Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Cash Consideration" means any non-cash or non-Cash Equivalent consideration received by Beverly or a Subsidiary of Beverly in connection with an Asset Sale and any non-cash or non-Cash Equivalent consideration received by Beverly or any of its Subsidiaries upon disposition thereof.

     "Non-Qualified Asset Sale" means an Asset Sale in which the Non-Cash Consideration received by Beverly or its Subsidiaries exceeds 25% of the total consideration received in connection with such Asset Sale calculated in accordance with clause (x), but not clause (y), of the proviso to the first sentence under the caption "-- Repurchase at the Option of Holders -- Asset Sales." The Spinoff Transaction shall be deemed not to constitute a Non-Qualified Asset Sale.

     "Nursing Facility" means a nursing facility, hospital, outpatient clinic, assisted living center, hospice, long-term care facility or other facility that is used or useful in the provision of healthcare services.

     "Nursing Facility Swap" means an exchange of assets by Beverly or one or more Subsidiaries of Beverly for one or more Nursing Facilities and/or one or more Related Businesses or for the Capital Stock of any Person owning one or more Nursing Facilities and/or one or more Related Businesses.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Payment Default" means any failure to pay any scheduled installment of principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.



     "PCA" means Pharmacy Corporation of America, a California corporation.


     "Permitted Liens" means (i) Liens in favor of Beverly; (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Beverly or any Subsidiary of Beverly or becomes a Subsidiary of Beverly; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Beverly or that becomes a Subsidiary of Beverly; (iii) Liens on property existing at the time of acquisition thereof by Beverly or any Subsidiary of Beverly, provided that such Liens were in existence prior to the contemplation of such acquisition; (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the date of the Indenture; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) Liens to secure Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the Indenture and that was incurred in accordance with the provisions of the Indenture; provided that such Liens do not extend to or cover any property or assets of Beverly or any of its Subsidiaries other than assets or property securing the Indebtedness so refinanced or Substitute Mortgage Collateral therefor; (viii) Liens on Substitute Mortgage Collateral; (ix) Purchase Money Liens; (x) Liens on Medicare, Medicaid or other patient accounts receivable of Beverly or its Subsidiaries and any other Liens granted by a Receivables Subsidiary, in each case in connection with a Receivables Financing; provided that the aggregate principal or redemption amount of Receivables Financing outstanding shall not exceed 50% of the net amount of the uncollected Medicare, Medicaid or other patient accounts receivable then owing to the Company or its Subsidiaries; (xi) Liens on real estate and related personal property with a fair market value not in excess of 50% of the fair market value of any Existing Collateral which has become free and clear of all Liens securing Indebtedness since the Closing Date;
(xii) Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business; (xiii) easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar encumbrances in respect of real property; (xiv) any interest or title of a lessor under any Capitalized Lease Obligation; (xv) Liens upon specific items of inventory or equipment and proceeds of the Company or any subsidiary securing its obligations in respect of bankers' acceptances issued or created for its account (whether or not under the Credit Agreement) to facilitate the purchase, shipment, or storage of such inventory and equipment;
(xvi) Liens securing reimbursement obligations with respect to letters of credit (whether or not issued under the Credit Agreement) otherwise permitted under the Indenture and issued in connection with the purchase of inventory or equipment by the Company or any Subsidiary in the ordinary course of business; (xvii) Liens to secure (or encumbering deposits securing) obligations arising from warranty or contractual service obligations of the Company or any Subsidiary, including rights of offset and set-off; (xviii) Liens securing Acquired Debt or acquisition Indebtedness otherwise permitted by the Indenture; provided that (A) the Indebtedness secured shall not exceed the fair market value of the assets so acquired (such fair market value to be determined in good faith by the Board of Directors of the Company at the time of such acquisition) and (B) such Indebtedness shall be incurred, and the Lien securing such Indebtedness shall be created, within 12 months after such acquisition; (xix) Liens securing Hedging Obligations agreements relating to Indebtedness otherwise permitted under the Indenture; (xx) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to a Default under the Indenture; (xxi) Liens on property or assets ("Substitute Liens") in substitution for Liens released on the stock of PCA and its Subsidiaries; provided that (A) the fair market value of such property or assets subject to such Substitute Liens (as conclusively evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) is substantially equivalent to or less than the fair market value of the stock of PCA and its Subsidiaries, and (B) the Indebtedness secured by such Substitute Liens is permitted by the terms of the Indenture; and
(xxii) other Liens on assets of Beverly or any of its Subsidiaries securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $5 million.


     "Permitted Refinancing Indebtedness" means any Indebtedness of Beverly or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of Beverly or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of the Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Subsidiary that is not a Guarantor, such Permitted Refinancing Indebtedness shall only be incurred by such Subsidiary.

     "Purchase Money Indebtedness" means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition or construction (including in the case of a Capital Lease Obligation, the lease) of any asset or property which is incurred within 180 days of such acquisition or completion of construction and is secured only by the assets so financed.

     "Purchase Money Lien" means a Lien granted on an asset or property to secure Purchase Money Indebtedness permitted to be incurred under the Indenture and incurred solely to finance the acquisition or construction of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition or completion of construction.

     "Qualified Equity Interests" shall mean all Equity Interests of Beverly other than Redeemable Stock of Beverly.


     "Receivables Financing" means the sale or other disposition of Medicare, Medicaid or other patient accounts receivable of Beverly or any of its Subsidiaries to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such accounts receivable.


     "Receivables Subsidiary" means a Subsidiary of Beverly exclusively engaged in Receivables Financing and activities reasonably related thereto.


     "Redeemable Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Notes mature.


     "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) for which internal financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Notes or the Indenture.

     "Related Business" means the business conducted by Beverly and its Subsidiaries as of the date of the Indenture and any and all healthcare service businesses that in the good faith judgment of the Board of Directors of Beverly are materially related businesses. Without limiting the generality of the foregoing, Related Business shall include the operation of long-term and specialty healthcare services, skilled nursing care, subacute care, rehabilitation programs, pharmaceutical services, geriatric care and home healthcare.


     "Restricted Investment" means, in one or a series of related transactions, any Investment, other than (i) Investments in Cash Equivalents, (ii) Investments in a Subsidiary, (iii) Investments in any Person that as a consequence of such Investment becomes a Subsidiary, (iv) Investments existing on the date of the Indenture, (v) accounts receivable, advances, loans, extensions of credit created or acquired in the ordinary course of business, (vi) Investments made as a result of the receipt of Non-Cash Consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of the Holders -- Asset Sales," including, without limitation, as a result of the Spinoff Transaction, (vii) Investments made as the result of the guarantee by Beverly or any of its Subsidiaries of Indebtedness of a Person or Persons other than Beverly or any Subsidiary of Beverly that is secured by Liens on assets sold or otherwise disposed of by Beverly or such Subsidiary to such Person or Persons; provided, that such Indebtedness was in existence prior to the contemplation of such sale or other disposition and that the terms of such guarantee permit Beverly or such Subsidiary to foreclose on the pledged or mortgaged assets if Beverly or such Subsidiary are required to perform under such guarantee and (viii) Investments in any Related Business; provided, however, that a merger of another person with or into Beverly or a Guarantor shall not be deemed to be a Restricted Investment so long as the surviving entity is Beverly or a direct wholly owned Guarantor.



     "Senior Revolving Debt" means revolving credit loans and letters of credit outstanding from time to time under the Credit Agreement.


     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 or Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.


     "Spinoff Transaction" means a pro rata distribution by Beverly to its stockholders of all or a portion of the shares of PCA or a sale or other disposition to a Person or Persons other than Beverly or a Subsidiary of Beverly of all or a portion of the shares of PCA or all or substantially all of the assets of PCA.


     "Stockholders' Equity" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a pro forma basis to give effect to any acquisition or disposition by such person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

     "Subordinated Indebtedness" means Indebtedness of Beverly or a Guarantor that is subordinated in right of payment to the Senior Notes or such Subsidiary's Guarantee of the Senior Notes, as applicable.


     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).


     "Substitute Mortgage Collateral" means real estate and related personal property on which Liens are created in substitution for the release of Liens on other real estate and related personal property ("Initial Liens"); provided, that (i) such Initial Liens were permitted by the terms of the Indenture, (ii) the fair market value of the Substitute Mortgage Collateral (as conclusively evidenced by an Officers' Certificate delivered to the Trustee within 60 days prior to the date of such substitution of collateral) is substantially equivalent to or less than the fair market value of the property subject to the released Initial Liens and (iii) the Indebtedness secured by the Liens on Substitute Mortgage Collateral is permitted by the terms of the Indenture.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity, or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of the terms of various of the Company's financing arrangements. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each particular agreement, including the definitions therein of certain terms used below.

MORGAN CREDIT AGREEMENT

     In November 1994, Beverly Health entered into a $375,000,000 secured bank credit agreement with Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), and certain other lenders party thereto (the "Morgan Credit Agreement") which provides for a five year $225,000,000 term loan (the "1994 Term Loan") and a $150,000,000 revolver/letter of credit facility (the "Revolver/LOC Facility"). The proceeds from the 1994 Term Loan were used to consummate the acquisition by PCA of certain companies. The Revolver/LOC Facility replaced Beverly Health's revolving credit facility and letter of credit facility originally entered into in 1993. Currently, the 1994 Term Loan and any Revolver/LOC Facility borrowings bear interest at adjusted LIBOR plus 1%, the Prime Rate, as defined, or the adjusted CD rate, as defined, plus 1.125%, at Beverly Health's option. Such interest rates may be adjusted quarterly based on certain financial ratio calculations. At September 30, 1995, the amount outstanding under the Revolver/LOC Facility was approximately $51,400,000. Beverly Health pays certain commitment fees and commissions with respect to the Revolver/LOC Facility and had approximately $98,600,000 of unused commitments under such facility as of September 30, 1995. The Morgan Credit Agreement is secured by a security interest in the stock of PCA and certain of its subsidiaries, is guaranteed by Beverly and its subsidiaries and imposes on the Company certain financial tests and restrictive covenants.

NIPPON CREDIT AGREEMENT

     In March 1993, Beverly Health entered into a secured bank credit agreement with The Nippon Credit Bank, Ltd., and certain other lenders party thereto (the "Nippon Credit Agreement") which provides for a seven year $20,000,000 term loan. Currently, the loan under the Nippon Credit Agreement bears interest at adjusted LIBOR plus 0.875% or the Prime Rate, as defined, at Beverly Health's option. Such interest rates may be adjusted quarterly based on certain financial ratio calculations. The Nippon Credit Agreement is secured by a mortgage interest in certain nursing facilities. At September 30, 1995, the amount outstanding under the Nippon Credit Agreement was approximately $20,000,000. The Nippon Credit Agreement is guaranteed by Beverly and its subsidiaries and imposes on the Company certain financial tests and restrictive covenants.

LTCB CREDIT AGREEMENT

     In March 1992, Beverly Health entered into a $100,000,000 secured bank credit agreement with the Long Term Credit Bank of Japan, Ltd., and certain other lenders party thereto (the "LTCB Credit Agreement") which provides for a seven year term loan (the "Term Loan"). Currently, the loan under the LTCB Credit Agreement bears interest at adjusted LIBOR plus 0.875% or the Prime Rate. Such interest rates may be adjusted quarterly based on certain financial ratio calculations. The LTCB Credit Agreement is secured by a mortgage interest in certain nursing facilities and assisted living centers. At September 30, 1995, the amount outstanding under the LTCB Credit Agreement was approximately $55,000,000. The LTCB Credit Agreement is guaranteed by Beverly and its subsidiaries and imposes on the Company certain financial tests and restrictive covenants.

OTHER INDEBTEDNESS

     In November 1995, Beverly issued $150,000,000 aggregate principal amount of Subordinated Debentures in exchange for all outstanding shares of Preferred Stock. The Subordinated Debentures bear interest at the rate of 5 1/2% per annum, mature in August 2018 and contain conversion and optional redemption provisions substantially identical to those of the Preferred Stock.

     In June 1995, Beverly issued $25,000,000 aggregate principal amount of Series 1995 Bonds, which require semi-annual interest-only payments at the rate of 6.88% per annum with respect to $7,000,000 of such bonds and interest-only payments at the rate of 7.24% per annum with respect to $18,000,000 of such bonds. The Series 1995 Bonds require a $7,000,000 principal payment in June 2000, mature in June 2005 and are secured by a letter of credit.

     In December 1994, Beverly, through a special purpose wholly owned subsidiary Beverly Funding Corporation ("Beverly Funding"), issued $50,000,000 of medium term notes (the "Medium Term Notes") that bear interest at LIBOR, as defined, plus 0.35%. Pursuant to the Medium Term Notes documents, eligible receivables of selected nursing facilities are sold to Beverly Funding. At September 30, 1995, Beverly Funding had total assets of approximately $71,500,000 which cannot be used to satisfy claims of Beverly or any of its other subsidiaries.

     In May 1994, certain subsidiaries of Beverly Health entered into a $25,000,000 promissory note (the "7.75% Note"), the proceeds from which were used to repay higher interest rate debt. The 7.75% Note is secured by a mortgage interest in certain nursing facilities, an assisted living center and certain personal property.

     In 1993, Beverly registered with the Securities and Exchange Commission $100,000,000 aggregate principal amount of certain debt securities ("Debt Securities"), which are to be offered from time to time as separate series in amounts, at prices and on terms to be determined at the time of sale. During 1993, Beverly issued $20,000,000 of 8.75% First Mortgage Bonds, $30,000,000 of 8.625% First Mortgage Bonds and $25,000,000 of 8.75% Notes under such registration. As of September 30, 1995, $25,000,000 of aggregate principal amount of Debt Securities under such registration remained unissued.

     Beverly has tax exempt industrial development revenue bonds outstanding which were originally issued prior to 1985 primarily for the construction or acquisition of nursing facilities. As of September 30, 1995, approximately $216,700,000 aggregate principal amount of such bonds were outstanding.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between Beverly and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Stephens Inc. ("Stephens"), J.P. Morgan Securities Inc. ("J.P. Morgan") and Chemical Securities Inc. ("Chemical Securities" and, together with DLJ, Merrill Lynch, Stephens and J.P. Morgan, the "Underwriters"), each of the Underwriters has severally agreed to purchase from Beverly, and Beverly has agreed to sell to each of the Underwriters, the respective principal amounts of Senior Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:


                                                                          PRINCIPAL
                                                                          AMOUNT OF
        UNDERWRITERS                                                    SENIOR NOTES
        Donaldson, Lufkin & Jenrette Securities Corporation............  $
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated......................................
        Stephens Inc. .................................................
        J.P. Morgan Securities Inc. ...................................
        Chemical Securities Inc. ......................................
                                                                         ------------
                                                                         $150,000,000
                                                                         ============


     The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent, including the approval of certain legal matters by counsel. Beverly and the Guarantors have agreed to indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Senior Notes if any of the Senior Notes are purchased by them.

     The Underwriters have advised Beverly that they propose to offer the Senior Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price
less a concession not to exceed   % of the principal amount of the Senior Notes.
The Underwriters may allow, and such dealers may reallow, discounts not in
excess of   % of the principal amount of the Senior Notes to certain other dealers. After the initial public offering of the Senior Notes, the offering price and other selling terms may be changed by the Underwriters.

     The Senior Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Senior Notes are a new issue of securities, have no established trading market and may not be widely distributed. Beverly has been advised by the Underwriters that, following the completion of this Offering, the Underwriters presently intend to make a market in the Senior Notes as permitted by applicable laws and regulations. The Underwriters, however, are under no obligation to do so and may discontinue any market making activities at any time at the sole discretion of the Underwriters. No assurance can be given as to the liquidity of any trading market for the Senior Notes.

     From time to time, each of the Underwriters (or in certain circumstances an affiliate thereof) performs investment banking, commercial banking and/or other financial services for the Company in return for customary fees. Additionally, Jon E. M. Jacoby, Executive Vice President, Chief Financial Officer and a director of Stephens Group, Inc., an affiliate of Stephens, serves as a director of Beverly.

     In addition, Morgan Guaranty, an affiliate of J.P. Morgan, is an arranging agent and lender under the Morgan Credit Agreement and Chemical Bank, an affiliate of Chemical Securities, is a lender under the Morgan Credit Agreement, for which each received usual and customary fees. Chemical Bank is also acting as Trustee under the Indenture relating to the Senior Notes.

     Under the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), when more than 10% of the net proceeds of a public offering of debt securities are to be paid to a member of the NASD or an affiliate of a member, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter" meeting certain standards. Morgan Guaranty, an affiliate of J.P. Morgan and Chemical Bank, an affiliate of Chemical Securities, will in the aggregate receive more than 10% of the net proceeds from the Offering as a result of the use of proceeds by Beverly to prepay the term loan portion of the Morgan Credit Agreement. See "Use of Proceeds." As a result, this Offering is being made subject to paragraph (8) of Section 44(c) of The Corporate Financing Rules of the NASD which relates to offerings where proceeds are directed to a member of the NASD. DLJ will act as a qualified independent underwriter in connection with this offering and assume the usual responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this Offering. The yield at which the Senior Notes will be distributed to the public will be no less than that recommended by such qualified independent underwriter.

                                 LEGAL MATTERS


     Certain legal matters as to the validity of the Senior Notes and the Guaranty will be passed upon for the Company by Latham & Watkins, Los Angeles, California and certain other legal matters in connection with this Offering will be passed upon for the Company by Robert W. Pommerville, General Counsel of the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Beverly Enterprises, Inc. at December 31, 1994 and for each of the three years in the period ended December 31, 1994, appearing in Beverly Enterprises, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SENIOR NOTES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SENIOR NOTES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                            PAGE
                    Available Information.................    2
                    Incorporation of Certain Documents by
                      Reference...........................    2
                    Prospectus Summary....................    3
                    Risk Factors..........................    8
                    Use of Proceeds.......................   12
                    Capitalization........................   12
                    Selected Historical Financial
                      Information.........................   13
                    Management's Discussion and Analysis
                      of Financial Condition and Results
                      of Operations.......................   14
                    Business..............................   21
                    Management............................   32
                    Description of Senior Notes...........   35
                    Description of Certain Indebtedness...   55
                    Underwriting..........................   57
                    Legal Matters.........................   58
                    Experts...............................   58

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $150,000,000


                           BEVERLY ENTERPRISES, INC.


                            % SENIOR NOTES DUE 2006


                              --------------------

                                   PROSPECTUS

                              --------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                                 STEPHENS INC.

                          J.P. MORGAN SECURITIES INC.

                            CHEMICAL SECURITIES INC.

                                            , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


    Securities and Exchange Commission registration fee.......................   $ 51,725
    National Association of Securities Dealers, Inc. filing fee...............     15,500
    Rating Agency fees........................................................     30,000
    Printing and engraving expenses...........................................    200,000
    Legal fees and expenses...................................................    200,000
    Accounting fees and expenses..............................................     75,000
    Blue Sky fees and expenses................................................     45,000
    Trustee fees and expenses.................................................     25,000
    Miscellaneous.............................................................      7,775
                                                                                 --------
              Total...........................................................   $650,000
                                                                                 ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses actually and reasonably incurred in connection with any action, suit or proceeding when such individual is successful on the merits or otherwise in such litigation or proceedings, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding (other than any action by or in the right of the corporation, which hereinafter will be referred to as a "derivative action") even if such individual is not successful, if he acted in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred in a derivative action, even if such individual is not successful, if he or she acted in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of the corporation, provided that indemnification may not be made in the case of derivative actions if the director or officer is adjudged liable to the corporation, unless and only to the extent the court determines that, despite such adjudication but in view of all of the circumstances, such individual is duly and reasonably entitled to indemnification of such expenses. The indemnification described in (ii) and (iii) above may be made only upon a determination by (i) a majority of a quorum of directors who are not parties to such action, suit or proceeding, (ii) under certain circumstances, independent legal counsel, or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be advanced by the corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that the individual is not entitled to be indemnified in connection with the proceeding to which the expenses relate. Under Section 145, except in the case in which a director or officer is successful on the merits or otherwise, indemnification is discretionary.

     The Restated Certificate of Incorporation and the Amended By-Laws of Beverly and the indemnification agreements between Beverly and its officers and directors (the "Indemnification Agreements") contain provisions regarding the indemnification of officers and directors.

The Restated Certificate of Incorporation of Beverly states:

                                  ARTICLE XIII

     The Corporation shall indemnify to the full extent permitted by law (such as it presently exists or may hereafter be amended) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

     Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of such person existing hereunder with respect to any act or omission occurring prior to such amendment, repeal, or modification.

The Amended By-Laws of Beverly state:

                                   ARTICLE VI

                                INDEMNIFICATION

     Section 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or Officer of the Corporation (or a Director or Officer of Beverly Enterprises, a California corporation ("Beverly California"), prior to the merger of Beverly Merger, Inc., a subsidiary of the Corporation organized under California law, into Beverly California) or is or was serving at the request of the Corporation as a Director, Officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation.

     Section 2. Prepayment of Expenses. The Corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Director or Officer in his or her capacity as a Director or Officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Director or Officer to repay all amounts advanced if it should be ultimately determined that the Director or Officer is not entitled to be indemnified under this Article or otherwise.

     Section 3. Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     Section 4. Nonexclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation of the Corporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 5. Contracts and Arrangements. The Corporation may enter into contracts providing indemnification to the full extent authorized or permitted by the General Corporation Law of the State of Delaware and may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

     Section 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     The Indemnification Agreements provide (a) for indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless a person or body appointed by the Board of Directors of Beverly, (or, under certain circumstances discussed below, Independent Legal Counsel) determines that such indemnification is not permitted under applicable law; (b) for the prompt advancement of expenses to the director or officer, including attorneys' fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in, or preparing to defend, be a witness in or participate in any threatened, pending or completed action, suit or proceeding, alternate dispute resolution mechanism or any inquiry, hearing or investigation related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of Beverly or is or was serving at the request of Beverly as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to Beverly if it is found that such director or officer is not entitled to such indemnification under applicable law; (c) a mechanism through which the director or officer may seek court relief in the event the Board of Directors of Beverly (or other person or body appointed by such Board) determines that the director or officer would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); (d) indemnification against expenses (including attorneys' fees) incurred in seeking to collect from Beverly an indemnity claim or advancement of expenses to the extent successful;
(e) that after a change in control of Beverly all determinations by Beverly regarding a right to indemnity and the right to advancement of expenses shall be made by Independent Legal Counsel (as defined in the Indemnification Agreements) to be selected by the director or officer and approved by the Board (which approval cannot be unreasonably withheld); and (f) Beverly may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar agreements) to ensure payment of indemnifiable amounts.

     Among other things, the Indemnification Agreements provide the indemnified directors and officers with a specific contractual assurance that the rights to indemnification currently provided to them will remain available, regardless of, among other things, any amendment to or revocation of the indemnification provisions in the Restated Certificate of Incorporation or the Amended By-Laws or any change in composition or philosophy of the Board of Directors of Beverly such as might occur following an acquisition or change in control of Beverly. The Indemnification Agreements ensure, in the event of a change of control, that a determination of whether a director or officer is entitled to indemnification and advancement of expenses will not be made by a possibly hostile board. If court assistance to obtain such indemnity is required, the director or officer can receive indemnity against costs incurred in pursuing his or her rights to indemnification. In addition, the Indemnification Agreements guarantee to directors and officers that they will realize the benefit of any subsequent changes in Delaware law relating to indemnification.

     The Indemnification Agreements impose upon Beverly if a change in control has occurred, the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in connection with the termination of actions in certain circumstances. The Indemnification Agreements also provide that a director's or officer's rights thereunder are not exclusive of any other rights he or she may have under Delaware law, directors' and officers' insurance, the Restated Certificate of Incorporation, the Amended By-Laws or otherwise; however, the Indemnification Agreements do prevent double payment. Notwithstanding the above discussion, all terms and rights under the Indemnification Agreements exist only to the extent permitted by applicable law.

     Beverly has in force directors' and officers' liability and company reimbursement insurance covering liability for error, misstatement, misleading statement, act or omission, and neglect or breach of duty claimed against them solely by reason of their being directors or officers of Beverly.

ITEM 16. EXHIBITS

     (a) Exhibits


           1.1       -- Form of Underwriting Agreement
           4.1       -- Form of Indenture
           4.2       -- Form of specimen Senior Note (included in Exhibit 4.1)
          *5.1       -- Opinion of Latham & Watkins as to validity of Senior Notes
         *12.1       -- Computation of Ratio of Earnings to Fixed Charges
          23.1       -- Consent of Ernst & Young LLP
         *23.2       -- Consent of Latham & Watkins (included in its opinion filed as Exhibit
                        5.1)
         *24.1       -- Power of Attorney of Beverly's Directors and Officers (incorporated in the signature page on page II-5 in this Registration Statement)
         *25.1       -- Statement of Eligibility of Trustee on Form T-1


---------------


* Previously filed.


ITEM 17. UNDERTAKINGS

     (a) Each of undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (c) Each of the undersigned Registrants hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas on January 30, 1996.


                                            For the Registrants set forth in the
                                            facing page and on the table of
                                            additional Co-Registrants

                                            By:                *
                                               --------------------------------
                                                       David R. Banks
                                                   Chairman of the Board
                                                and Chief Executive Officer
                                                of Beverly Enterprises, Inc.


     Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------   -----------------------------   -----------------
                      *                         Chairman of the Board, Chief     January 30, 1996
---------------------------------------------   Executive Officer and
                David R. Banks                  Director

                      *                         Senior Vice President, Acting    January 30, 1996
---------------------------------------------   Chief Financial Officer,
               Scott M. Tabakin                 Controller and Chief
                                                Accounting Officer

                                                Director                         January 30, 1996
---------------------------------------------
            Beryl F. Anthony, Jr.

                      *                         Director                         January 30, 1996
---------------------------------------------
               James R. Greene

                      *                         Director                         January 30, 1996
---------------------------------------------
               Edith E. Holiday

                                                Director                         January 30, 1996
---------------------------------------------
               Jon E. M. Jacoby

                                                Director                         January 30, 1996
---------------------------------------------
            Risa J. Lavizzo-Mourey

                      *                         Director                         January 30, 1996
---------------------------------------------
                Louis W. Menk

                      *                         Director                         January 30, 1996
---------------------------------------------
              Marilyn R. Seymann

                      *                         Director                         January 30, 1996
---------------------------------------------
             Boyd W. Hendrickson

*By           JOHN W. MACKENZIE
    -----------------------------------------
              John W. MacKenzie
               Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                 SEQUENTIALLY
    EXHIBIT                                                                        NUMBERED
     NUMBER                               DESCRIPTION                                PAGE
-----------------------------------------------------------------------------------------------
           1.1  Form of Underwriting Agreement.................................
           4.1  Form of Indenture..............................................
           4.2  Form of Specimen Senior Note (included in Exhibit 4.1).........
          *5.1  Opinion of Latham & Watkins as to validity of Senior Notes.....
         *12.1  Computation of Ratio of Earnings to Fixed Charges..............
          23.1  Consent of Ernst & Young LLP...................................
         *23.2  Consent of Latham & Watkins (included in its opinion filed as
                Exhibit 5.1)...................................................
         *24.1  Power of Attorney of Beverly's Directors and Officers
                (incorporated in the signature page on page II-5 in this
                Registration Statement)........................................
        *25.1   Statement of Eligibility of Trustee on Form T-1................


---------------


* Previously filed.